EXECUTION COPY

CREDIT AGREEMENT
Dated as of February 27, 2019
by and among
3D SYSTEMS CORPORATION,
as Borrower,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent
and
HSBC SECURITIES (USA) INC.,
as Sole Lead Arranger and Sole Bookrunner
and
PNC BANK, NATIONAL ASSOCIATION
and
SUNTRUST BANK,
as Co-Syndication Agents

TABLE OF CONTENTS
Page

1.	CERTAIN DEFINITIONS 1

1.1.	Certain Definitions 1

1.2.	Construction 26

1.3.	Accounting Principles; Changes in GAAP 27

1.4.	Calculation of Financial Covenants 28

1.5.	Division 28

2.	THE REVOLVING CREDIT, TERM LOAN AND SWING LOAN FACILITIES 28

2.1.	Revolving Credit Commitments and Term Loan Commitments 28

2.1.1.	Revolving Credit Loans and Term Loans 28

2.1.2.	Swing Loan Commitment 29

2.2.	Nature of Lenders’ Obligations with Respect to Loans 29

2.3.	Commitment Fees 29

2.4.	Termination or Reduction of Commitments 29

2.5.	Revolving Credit Loan and Term Loan Requests; Swing Loan Requests 30

2.5.1.	Revolving Credit Loan and Term Loan Requests 30

2.5.2.	Swing Loan Requests 30

2.6.	Making Revolving Credit Loans and Term Loans; Making Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans and Term Loans; Borrowings to Repay Swing Loans 30

2.6.1.	Making Revolving Credit Loans and Term Loans 30

2.6.2.	Presumptions by the Administrative Agent 31

2.6.3.	Making Swing Loans 31

2.6.4.	Repayment of Revolving Credit Loans and Term Loans 31

2.6.5.	Borrowings to Repay Swing Loans 32

2.7.	Notes 33

2.8.	Use of Proceeds 34

2.9.	Letter of Credit Subfacility 34

2.9.1.	Issuance of Letters of Credit 34

2.9.2.	Letter of Credit Fees 34

2.9.3.	Disbursements, Reimbursement 35

2.9.4.	Repayment of Participation Advances 36

2.9.5.	Documentation 36

2.9.6.	Determinations to Honor Drawing Requests 36

2.9.7.	Nature of Participation and Reimbursement Obligations 37

2.9.8.	[Reserved] 38

2.9.9.	Liability for Acts and Omissions 38

2.9.10.	Issuing Lender Reporting Requirements 39

2.10.	Defaulting Lenders 39

2.11.	Cash Collateral. 42

2.12.	Increase in Commitments. 42

2.12.1.	Request for Increase 42

2.12.2.	Process for Increase 43

2.12.3.	Effective Date and Allocations 43

2.12.4.	Conditions to Effectiveness of Increase 43

2.12.5.	Conflicting Provisions 44

2.13.	Extension of Revolving Credit Maturity Date 44

2.13.1.	Request for Extension 44

2.13.2.	Lender Elections to Extend 44

2.13.3.	Notification by Administrative Agent 44

2.13.4.	Additional Commitment Lenders 44

2.13.5.	Conditions to Effectiveness of Extensions 44

2.13.6.	Amendment; Sharing of Payments 45

2.13.7.	Minimum Extension Requirement 45

3.	GUARANTY 45

3.1.	Guarantied Obligations 45

3.2.	Guaranty 46

3.3.	Obligations Absolute 46

3.4.	Waivers, etc 47

3.5.	Reinstatement 48

3.6.	Subrogation 48

3.7.	No Stay 49

3.8.	Joint and Several Obligations 49

3.9.	Keepwell 49

4.	INTEREST RATE 49

4.1.	Interest Rate Options 49

4.1.1.	Revolving Credit Interest Rate Options and Term Loan Interest Rate Options; Swing Line Interest Rate 50

4.1.2.	Rate Quotations 50

4.2.	Interest Periods 50

4.2.1.	Amount of Borrowing Tranche 50

4.2.2.	Renewals 51

4.3.	Interest After Default 51

4.3.1.	Letter of Credit Fees, Interest Rate 51

4.3.2.	Other Obligations 51

4.3.3.	Acknowledgment 51

4.4.	Alternate Rate of Interest; Change in Legality 51

4.4.1.	Alternate Rate of Interest 51

4.4.2.	Change in Legality 52

4.5.	Selection of Interest Rate Options 53

5.	PAYMENTS 53

5.1.	Payments 53

5.2.	Pro Rata Treatment of Lenders 53

5.3.	Sharing of Payments by Lenders 54

5.4.	Presumptions by Administrative Agent 54

5.5.	Interest Payment Dates 54

5.6.	Prepayments 54

5.6.1.	Voluntary Prepayments 54

5.6.2.	Mandatory Prepayments 55

5.6.3.	Application of Prepayments, etc. 56

5.7.	Replacement of a Lender 56

5.8.	Designation of a Different Lending Office 57

5.9.	Increased Costs 57

5.9.1.	Increased Costs Generally 57

5.9.2.	Capital Requirements 57

5.9.3.	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans 58

5.9.4.	Delay in Requests 58

5.9.5.	Eurocurrency Liabilities 58

5.10.	Taxes 58

5.10.1.	Issuing Lender 58

5.10.2.	Payments Free of Taxes 58

5.10.3.	Payment of Other Taxes by the Loan Parties 59

5.10.4.	Indemnification by the Loan Parties 59

5.10.5.	Indemnification by the Lenders 59

5.10.6.	Evidence of Payments 59

5.10.7.	Status of Lenders 59

5.10.8.	Treatment of Certain Refunds 61

5.10.9.	Survival 61

5.11.	Indemnity 62

6.	REPRESENTATIONS AND WARRANTIES 62

6.1.	Representations and Warranties 62

6.1.1.	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default 62

6.1.2.	Subsidiaries and Owners 62

6.1.3.	Investment Companies 63

6.1.4.	Validity and Binding Effect 63

6.1.5.	No Conflict; Material Agreements; Consents 63

6.1.6.	Litigation 63

6.1.7.	Financial Statements 63

6.1.8.	Margin Stock 64

6.1.9.	Full Disclosure 64

6.1.10.	Taxes 64

6.1.11.	Patents, Trademarks, Copyrights, Licenses, Etc. 65

6.1.12.	Insurance 65

6.1.13.	ERISA Compliance 65

6.1.14.	Environmental Matters 65

6.1.15.	Labor Matters 65

6.1.16.	Security Documents 66

6.1.17.	Solvency 66

6.1.18.	Sanctions 66

6.1.19.	Anti-Corruption 66

6.1.20.	EEA Financial Institution 66

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT 66

7.1.	Closing Date 66

7.1.1.	Deliveries 66

7.1.2.	USA Patriot Act 69

7.1.3.	Due Diligence 69

7.1.4.	Payment of Fees 69

7.1.5.	Lender Agreement 69

7.2.	Each Loan or Letter of Credit 69

8.	COVENANTS 69

8.1.	Affirmative Covenants 70

8.1.1.	Preservation of Existence, Etc 70

8.1.2.	Payment of Liabilities, Including Taxes, Etc 70

8.1.3.	Maintenance of Insurance 70

8.1.4.	Maintenance of Properties and Leases 70

8.1.5.	Visitation Rights 70

8.1.6.	Keeping of Records and Books of Account 70

8.1.7.	Compliance with Laws; Use of Proceeds 71

8.1.8.	Sanctions and Anti-Corruption Laws 71

8.1.9.	Guarantors 71

8.1.10.	ERISA Compliance 72

8.1.11.	Anti-Corruption Laws 72

8.1.12.	Further Assurances 72

8.2.	Negative Covenants 73

8.2.1.	Indebtedness 73

8.2.2.	Liens 75

8.2.3.	[Reserved] 75

8.2.4.	Loans and Investments 75

8.2.5.	Dividends and Related Distributions and Restricted Payments 76

8.2.6.	Liquidations, Mergers, Consolidations, Acquisitions 77

8.2.7.	Dispositions of Assets or Subsidiaries 77

8.2.8.	Affiliate Transactions 78

8.2.9.	[Reserved] 78

8.2.10.	Continuation of or Change in Business 78

8.2.11.	[Reserved] 78

8.2.12.	Changes in Organizational Documents 79

8.2.13.	[Reserved] 79

8.2.14.	Maximum Consolidated Total Leverage Ratio 79

8.2.15.	Minimum Interest Coverage Ratio 79

8.2.16.	No Burdensome Agreements (including Negative Pledges) 79

8.3.	Reporting Requirements 79

8.3.1.	Quarterly Financial Statements 79

8.3.2.	Annual Financial Statements 80

8.3.3.	Certificate of the Borrower 80

8.3.4.	Notices 80

9.	EVENTS OF DEFAULT 81

9.1.	Events of Default 81

9.1.1.	Payments Under Loan Documents 82

9.1.2.	Breach of Warranty 82

9.1.3.	Breach of Certain Covenants 82

9.1.4.	Breach of Financial Statement and Compliance Certificate Covenants 82

9.1.5.	Breach of Other Covenants 82

9.1.6.	Defaults in Other Agreements or Indebtedness 82

9.1.7.	Final Judgments or Orders 82

9.1.8.	Loan Document Unenforceable; Impairment of Security 82

9.1.9.	Events Relating to Plans and Benefit Arrangements 83

9.1.10.	Change of Control 83

9.1.11.	Relief Proceedings 83

9.2.	Consequences of Event of Default 83

9.2.1.	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings 83

9.2.2.	Bankruptcy, Insolvency or Reorganization Proceedings 83

9.2.3.	Set-off 84

9.2.4.	Application of Proceeds 84

10.	THE ADMINISTRATIVE AGENT 85

10.1.	Appointment and Authority 85

10.2.	Rights as a Lender 85

10.3.	Exculpatory Provisions 85

10.4.	Reliance by Administrative Agent 86

10.5.	Delegation of Duties 86

10.6.	Resignation of Administrative Agent 87

10.7.	Non-Reliance on Administrative Agent and Other Lenders 87

10.8.	Administrative Agent’s Fee 88

10.9.	[Reserved] 88

10.10.	No Reliance on Administrative Agent’s Customer Identification Program 88

10.11.	Enforcement 88

10.12.	Administrative Agent May File Proof of Claim 88

10.13.	Collateral and Guaranty Matters 89

10.14.	Merger 90

10.15.	Certain ERISA Matters 90

11.	MISCELLANEOUS 91

11.1.	Modifications, Amendments or Waivers 91

11.1.1.	Increase of Commitment 92

11.1.2.	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment 92

11.1.3.	Release of Guarantor or Collateral 92

11.1.4.	Miscellaneous 92

11.2.	No Implied Waivers; Cumulative Remedies 92

11.3.	Expenses; Indemnity; Damage Waiver 92

11.3.1.	Costs and Expenses 92

11.3.2.	Indemnification by the Borrower 93

11.3.3.	Reimbursement by Lenders 93

11.3.4.	Waiver of Consequential Damages, Etc 94

11.3.5.	Payments 94

11.4.	Holidays 94

11.5.	Notices; Effectiveness; Electronic Communication 94

11.5.1.	Notices Generally 94

11.5.2.	Electronic Communications 94

11.5.3.	Change of Address, Etc 95

11.6.	Severability 95

11.7.	Duration; Survival 95

11.8.	Successors and Assigns 95

11.8.1.	Successors and Assigns Generally 95

11.8.2.	Assignments by Lenders 95

11.8.3.	Register 97

11.8.4.	Participations 97

11.8.5.	Certain Pledges; Successors and Assigns Generally 98

11.9.	Confidentiality 98

11.9.1.	General 98

11.9.2.	Sharing Information With Affiliates of the Lenders 99

11.10.	Counterparts; Integration; Effectiveness 99

11.10.1.	Counterparts; Integration; Effectiveness 99

11.11.	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL 99

11.11.1.	Governing Law 99

11.11.2.	SUBMISSION TO JURISDICTION 100

11.11.3.	WAIVER OF VENUE 100

11.11.4.	SERVICE OF PROCESS 100

11.11.5.	WAIVER OF JURY TRIAL 100

11.12.	USA Patriot Act Notice 100

11.13.	No Advisory or Fiduciary Responsibility 101

11.14.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 101

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	EXISTING LIENS
SCHEDULE 1.1(C)	-	MATERIAL SUBSIDIARIES
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTOR JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	-	TERM LOAN NOTE
EXHIBIT 1.1(O)	-	FORM OF SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 5.8.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.2.1(G)	-	INTERCOMPANY NOTE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is dated as of February 27, 2019 and is made by and among 3D SYSTEMS CORPORATION, a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and HSBC BANK USA, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), as Swing Loan Lender and as an Issuing Lender.
The Borrower has requested the Lenders to provide a revolving credit facility and a term loan facility to the Borrower. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1.CERTAIN DEFINITIONS
1.1.    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
“Acquisition” shall mean, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or a substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the voting securities of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Additional Commitment Lender” shall have the meaning specified in Section 2.13.4.
“Additional Lender” shall have the meaning specified in Section 2.12.2.
“Administrative Agent” shall mean HSBC Bank USA, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.
“Administrative Agent’s Fee” shall have the meaning specified in Section 10.8.
“Affiliate” as to any Person shall mean any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (c) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person, in each case regardless of whether such Person is existing as of the date hereof. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Aggregate Credit Exposure” means, at any time, the aggregate Total Credit Exposure of all Lenders.
“Anti-Corruption Laws” shall mean United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, the UK Bribery Act of 2010 and the rules and regulations thereunder, or other similar legislation in other jurisdictions.
“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Commitment Fee” in the pricing grid set forth in the definition of Applicable Margin.”
“Applicable Law” shall mean, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.
“Applicable Letter of Credit Fee Rate” shall mean (a) with respect to any Standby Letter of Credit, the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Standby Letter of Credit Fee” in the pricing grid set forth in the definition of Applicable Margin.”; and (b) with respect to any Trade Letter of Credit, the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Trade Letter of Credit Fee” in the pricing grid set forth in the definition of Applicable Margin.”
“Applicable Margin” shall mean, as applicable:
(a)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans, Term Loans and Swing Loans under the Base Rate Option based on the Consolidated Total Leverage Ratio then in effect under the heading “Base Rate Spread” in the pricing grid set forth below, or
(b)    the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans and Term Loans under the LIBOR Rate Option based on the Consolidated Total Leverage Ratio then in effect under the heading “LIBOR Rate Spread” in the pricing grid set forth below.

Level	Consolidated Total Leverage Ratio	Commitment Fee	Standby Letter of Credit Fee	Trade Letter of Credit Fee	Base Rate Spread	LIBOR Rate Spread
I	Less than 2.0 to 1.0	0.30%	1.75%	1.75%	0.75%	1.75%
II	Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	0.375%	2.00%	2.00%	1.00%	2.00%
III	Greater than or equal to 2.5 to 1.0	0.45%	2.50%	2.50%	1.50%	2.50%
For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(i)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level II from the Closing Date until the date on which the Borrower is required to deliver the Compliance Certificate for the first fiscal quarter ending after the Closing Date in accordance with Section 8.3.3.
(ii)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Consolidated Total Leverage Ratio as of such fiscal quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a fiscal quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(iii)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (x) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (acting upon the instruction of the Required Lenders) (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Sections 2.9 or 4.3 or 9. The Borrower’s obligations under this clause (iii) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean HSBC Securities (USA) Inc., and its successors and assigns, in its capacity as sole lead arranger and sole bookrunner hereunder.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8, in substantially the form of Exhibit 1.1(A).
“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, General Counsel or Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate, (b) 1/2 of one percent above the Federal Funds Effective Rate, (c) the LIBOR Rate for a Loan under the LIBOR Rate Option with a one-month Interest Period commencing on such day plus 1% and (d) 0%.
“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning specified in the preamble.
“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (a) any Loans of the same Class to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans of the same Class to which a Base Rate Option applies shall constitute one Borrowing Tranche.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Option Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole and absolute discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“CERCLA” shall have the meaning specified in Section 10.13(h).
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote generally in the election of members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Charge” shall have the meaning specified in Section 4.1.
“CIP Regulations” shall have the meaning specified in Section 10.10.
“Class” when used in reference to any Loan or Borrowing Tranche, refers to whether such Loan, or the Loans comprising such Borrowing Tranche, are Revolving Credit Loans or Term Loans.
“Closing Date” shall mean February 27, 2019.
“Code” shall mean the Internal Revenue Code of 1986, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” means any property of any Loan Party upon which a security interest in favor of the Administrative Agent for the benefit of the Secured Parties is purported to be granted pursuant to any Security Document.
“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment, as applicable, and, in the case of HSBC, its Swing Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Credit Commitments, the Term Loan Commitments and Swing Loan Commitment of all of the Lenders.
“Commitment Fee” shall have the meaning specified in Section 2.3.
“Commitment Letter” means the commitment letter, dated as of January 31, 2019, by and among the Arranger, HSBC and the Borrower.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Compliance Authority” means each and all of the (a) the United States Government (including without limitation, the Office of Foreign Assets Control), (b) the United National Security Council, (c) the European Union or (d) Her Majesty’s Treasury.
“Compliance Certificate” shall have the meaning specified in Section 8.3.3.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” shall mean for any period of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income for such period plus (b) to the extent deducted in determining net income for such period, (i) depreciation, (ii) amortization, (iii) other non-cash charges to net income and non-cash expenses (including, but not limited to, non- cash stock-based compensation expenses), which do not represent a cash item in any prior or future period, (iv) interest expense and income tax expense, (v) one time and non-recurring third-party transaction fees, costs and expenses directly incurred and paid in cash in connection with the consummation of any Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof so long as the Borrower provides the Administrative Agent with a detailed summary of such fees, costs and expenses within forty-five (45) days of closing such Permitted Acquisition or other Investment, (vi) one time and non-recurring cash consolidation or restructuring charges, integration costs and Costs Savings and Synergies incurred in connection with any Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof in an aggregate amount not to exceed the greater of (x) 10% of Consolidated EBITDA (prior to giving effect to such add-backs) and (y) $10,000,000, in each case in any test period and (vii) other one time or extraordinary cash charges for such period as mutually agreed between the Borrower and the Administrative Agent minus (c) non-cash credits to net income for such period, in each case as determined in accordance with GAAP.
“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA for the four fiscal quarter period then ending calculated in accordance with GAAP, to (b) cash interest expense for the four fiscal quarter period then ending calculated in accordance with GAAP.
“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP), (e) Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) net obligations of such Person under any Hedge Agreement, (g) any Guaranty with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Total Funded Indebtedness as of such date of determination, to (b) Consolidated EBITDA for the four fiscal quarter period then ending.
“Costs Savings and Synergies” means, for any period, costs savings and synergies (including cost savings from head count reduction, closure of facilities and similar restructuring charges) for such period reflective of actual or reasonably anticipated costs savings and synergies expected to be realized or achieved in the twelve months following the action or event giving rise thereto, net of the amount of actual benefits realized during such period from such action or event, as determined in good faith; provided that, such costs savings and synergies shall be directly attributable to the Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof, expected to have a continuing impact and factually supportable, in each case determined on a basis consistent with Article 11 of Regulation S-X and which shall be certified to meet the foregoing requirements in the applicable Compliance Certificate delivered for the applicable determination date by the chief financial officer of the Borrower.
“Covered Entity” means the Subsidiaries Affiliates and the directors, officers, employees and agents of the Borrower and its Subsidiaries acting in any capacity in connection with the Loans.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent upon the instruction of the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, each Swing Loan Lender and each Lender.
“Dollar, Dollars, U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Drawing Date” shall have the meaning specified in Section 2.9.3.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) protection of employees from exposure to regulated substances in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.
“Equity Interests” shall mean, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder but excluding those events as to which the thirty (30) day notice period is waived) with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, including liability in its capacity as an ERISA Affiliate of another entity.
“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”
“Excluded Hedge Agreement” shall mean, with respect to any Guarantor, any Hedge Agreement if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, such Hedge Agreement (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such Hedge Agreement; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 3.9 shall be taken into account. If a Hedge Agreement arises under a master agreement governing more than one contract, such exclusion shall apply to only the portion of such Hedge Agreement that is attributable to contracts for which such Guaranty is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.10.7, and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of October 10, 2014, by and among the Borrower, the Guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, swing loan lender and issuing bank.
“Existing Letter of Credit” shall mean the standby letter of credit, dated as of June 30, 2014, issued by PNC Bank, National Association in favor of the Borrower for the benefit of 365 Partners LLC in an amount equal to $75,200.
“Facility” means each of (and “Facilities” means collectively both of) (a) the Term Loan Commitments and the extensions of credit made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”),and (c) each other credit facility that may be added to this Agreement after the date hereof.
“Facility Outstandings” shall mean, as of any date of determination, the sum of the following (a) outstanding Revolving Credit Loans, plus (b) outstanding Term Loans plus (c) outstanding Swing Loans plus (d) outstanding Reimbursement Obligations and Letter of Credit Borrowings.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged by HSBC for such day for such transactions as determined by the Administrative Agent; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” shall mean the Fee Letter, dated as of January 31, 2019, by and among HSBC, the Arranger and the Borrower.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by the Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, and applied on a consistent basis (subject to the provisions of Section 1.3).
“Grantor Joinder” shall mean a joinder by a Person as a Grantor under the Security Agreement in the form of Exhibit I to the Security Agreement.
“Guarantied Obligations” shall have the meaning specified in Section 3.1.
“Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.
“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G).
“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Hedge Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (and such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“HSBC” shall mean HSBC Bank USA, National Association, and its successors and assigns.
“ICC” shall have the meaning specified in Section 11.11.1.
“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or indirect Subsidiary of the Borrower and any Person that becomes a direct or indirect Subsidiary of the Borrower, in each case that accounts for (a) less than 5% of total consolidated assets of the Borrower and its Subsidiaries and (b) less than 5% of consolidated gross revenue of the Borrower and its Subsidiaries.
“Increase Effective Date” shall have the meaning specified in Section 2.12.3.
“Indebtedness” shall mean, as to any Person at any time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Hedge Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP);
(e)    all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (excluding, in each case, redemption of unvested restricted stock awards from employees who are no longer employed by such Person and any cash paid in lieu of fractional shares in connection with any stock split or the redemption of any convertible note); and
(h)    any Guaranty of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.
“Indemnitee” shall have the meaning specified in Section 11.3.2.
“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date hereof, such information shall be deemed to be confidential unless (i) otherwise indicated by the Loan Parties, or (ii) such information is publicly available.
“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.
“Interest Payment Date” means (a) with respect to any Loans to which the Base Rate Option applies (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Loan to which the LIBOR Rate Option applies, the last day of the Interest Period applicable to such Loan and, in the case of any Loan to which the LIBOR Rate Option applies with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid, (d) in the event of any repayment or prepayment of any Loan, the date of such repayment or prepayment, and (e) the Revolving Credit Maturity Date and the Term Loan Maturity Date, as applicable.
“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, for such Loan.
“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.
“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation of interest in, another Person, including any partnership or Joint Venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” shall mean the United States Internal Revenue Service.
“ISP98” shall have the meaning specified in Section 11.11.1.
“Issuing Lender” shall mean HSBC, in its individual capacity as issuer of Letters of Credit hereunder, PNC Bank, National Association, in its individual capacity as issuer of the Existing Letter of Credit and Letters of Credit hereunder, and any other Lender that the Borrower, the Administrative Agent and such other Lender may mutually agree from time to time to issue Letters of Credit hereunder.
“Joint Venture” shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
“Lender Bank Products” shall mean agreements or other arrangements under which any Lender-Related Bank Product Provider provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) any other treasury or cash management services.
“Lender Provided Hedge Agreement” shall mean a Hedge Agreement which is provided by any Lender-Related Hedge Provider.
“Lender-Related Bank Product Provider” shall mean any Person that, (a) (i) at the time it provides any Bank Product to any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has provided a Bank Product to any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Bank Product Provider is HSBC and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Bank Product. In no event shall any Lender- Related Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Section 10 shall be deemed to include such Lender-Related Bank Product Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Bank Product Provider be required in connection with the release or termination of any guaranty or Collateral hereunder or under any of the other Loan Documents.
“Lender-Related Hedge Provider” shall mean any Person that, (a) (i) at the time it enters into a Hedge Agreement with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedge Agreement with any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Hedge Provider is HSBC and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedge Agreement. In no event shall any Lender- Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Section 10 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty or Collateral hereunder or under any of the other Loan Documents.
“Lenders” shall mean the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. Unless the context requires otherwise, the term “Lender” includes the Swing Loan Lender.
“Letter of Credit” shall have the meaning specified in Section 2.9.1.
“Letter of Credit Borrowing” shall have the meaning specified in Section 2.9.3.
“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Letter of Credit disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Letter of Credit Exposure of any Lender at any time shall be its Ratable Share of the total Letter of Credit Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (or another rule or contractual provision having a similar effect), such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.
“Letter of Credit Fee” shall have the meaning specified in Section 2.9.2.
“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
“Letter of Credit Sublimit” shall mean the Issuing Lender’s commitment to issue Letters of Credit to the Borrower pursuant to Section 2.9.1 hereof in an aggregate principal amount up to $10,000,000.
“LIBOR Rate” shall mean, with respect to any Loans under the LIBOR Rate Option for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided by ICE Benchmark Administration Limited, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for deposits in Dollars (for delivery on such day) for such Interest Period as displayed on the Bloomberg Page BBAM1 screen page that displays such rate (or, in the event such rate does not appear on a page of the Bloomberg Page BBAM1 screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (each such rate, the “LIBOR Screen Rate”); provided if such offered rate shall be less than zero, such rate shall be zero for the purposes of this Agreement. In the event that no such rate is available to the Administrative Agent, LIBO Rate shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which the Administrative Agent determines that Dollars in an amount comparable to the amount of the applicable advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by the Administrative Agent; provided if such determination by the Administrative Agent shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(b).
“LIBOR Screen Rate” shall have the meaning specified in the definition of “LIBOR Rate”.
“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.
“Loan Documents” shall mean this Agreement, the Security Documents, the Fee Letter, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loan Request” shall mean a request for a Revolving Credit Loan, a Term Loan or a Swing Loan substantially in the form of Exhibit 2.5.1.
“Loans” shall mean, collectively, all Revolving Credit Loans, Term Loans and Swing Loans, and “Loan” shall mean any Revolving Credit Loan, Term Loan or Swing Loan.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under the Loan Documents to which they are a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower and the Guarantors of any Loan Document to which it is a party; or (d) a material adverse effect on the Administrative Agent’s first priority security interest (subject to Permitted Liens) in the Collateral.
“Material Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower and any Person that becomes a direct or indirect Subsidiary of the Borrower, which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.3.1 or Section 8.3.2 accounts for (a) 5% or more of total consolidated assets of the Borrower and its Subsidiaries or (b) 5% or more of consolidated gross revenue of the Borrower and its Subsidiaries; provided that, if as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.3.1 or Section 8.3.2 (x) the aggregate amount of the total consolidated assets of the Borrower and its Subsidiaries attributable to Subsidiaries that are not Material Subsidiaries is equal to or greater than twenty percent (20%) of the total consolidated assets of the Borrower and its Subsidiaries for any such period as of the end of any such fiscal quarter or (y) the aggregate amount of the consolidated gross revenue of the Borrower and its Subsidiaries attributable to Subsidiaries that are not Material Subsidiaries is equal to or greater than twenty percent (20%) of consolidated gross revenue of the Borrower and its Subsidiaries as of the end of any such fiscal quarter, then, in each case, the Borrower shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. All Material Subsidiaries as of the Closing Date are set forth on Schedule 1.1(C).
“Maximum Rate” shall have the meaning specified in Section 4.1.
“Minimum Cash Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole and absolute discretion.
“Month”, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and subject to Title IV of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
“Net Debt Proceeds” shall mean, in the case of the issuance, placement or sale of any Indebtedness by the Borrower or any of its Subsidiaries of the type referred to in clause (a) of the definition thereof (excluding Indebtedness permitted to be outstanding pursuant to Section 8.2.1), the sum of: (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from such issuance, placement or sale of such Indebtedness (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received); minus (b) in connection with such issuance, placement or sale of such Indebtedness, all reasonable and customary fees and expenses and underwriters’ discounts and commissions paid in cash by the Borrower or any of its Subsidiaries to Persons other than the Borrower, any of its Subsidiaries or any of their Affiliates.
“Net Disposition Proceeds” shall mean the sum of: (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries (i) from any sale, conveyance, assignment, lease or other transfer or disposition permitted under Section 8.2.7 (each, a “Permitted Disposition”) or (ii) as a result of the taking of any of their assets under the power of eminent domain, condemnation or similar proceeding (each, a “Taking”), including any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise, but only when and as received; minus (b) in connection with such Permitted Disposition or Taking (i) all reasonable and customary fees and expenses paid in cash by the Borrower or any of its Subsidiaries which have not been paid to the Borrower, any of its Subsidiaries or any of their Affiliates and (ii) all taxes actually paid or reasonably estimated by the Borrower (determined in the ordinary course of business by a financial officer of the Borrower) to be payable in cash in the same year of such Permitted Disposition in connection with such Permitted Disposition.
“Net Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, judgments, proceeds of any settlement in connection with any cause of action or indemnity payments received by or paid to or for the account of any Person, in each case, not in the ordinary course of business minus any amounts received by or paid to any Person that are applied to (i) reimburse such Person for monies expended previously on account of the issue giving rise to such receipts (including legal fees and expenses), (iii) remediate or otherwise remedy the issue giving rise to such receipts and (iii) all taxes actually paid or reasonably estimated by the Borrower to be payable in cash.  For the avoidance of doubt, “Net Extraordinary Receipts” shall not include any Net Debt Proceeds, Net Disposition Proceeds or Net Insurance Proceeds.
“Net Insurance Proceeds” shall mean the insurance proceeds (other than proceeds of business interruption insurance) that have been received on account of the loss or damage to any of the property of the Borrower or any of its Subsidiaries, net of all out-of-pocket fees and expenses paid in cash, including all taxes actually paid or reasonably estimated by the Borrower (determined in the ordinary course of business by a financial officer of the Borrower) to be payable in cash during the year that such event occurred or during the next succeeding year by the Borrower or any of its Subsidiaries (to Persons other than the Borrower, any of its Subsidiaries or any of their Affiliates) in connection with the adjustment, settlement or collection of any general liability or casualty insurance claims.
“Non-Consenting Lender” shall have the meaning specified in Section 11.1.4.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is not a Guarantor.
“Notes” shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans, and “Note” shall mean any of the foregoing.
“Notice Date” shall have the meaning specified in Section 2.13.2.
“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Hedge Agreement and (c) any Lender Provided Bank Products; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Hedge Agreement with respect to such Loan Party.
“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and, to the extent applicable, any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Order” shall have the meaning specified in Section 2.9.9.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.7).
“Participant” has the meaning specified in Section 11.8.4.
“Participant Register” shall have the meaning specified in Section 11.8.4.
“Participation Advance” shall have the meaning specified in Section 2.9.3.
“Payment In Full” and “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than unasserted indemnity obligations), termination of the Commitments and expiration or termination of all Letters of Credit.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Permitted Acquisitions” shall mean, investments consisting of an Acquisition by any Loan Party or any Subsidiary of a Loan Party, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the acquired entity or business is engaged in the same or similar line of business as the Borrower or a business reasonably related thereto, (c) in the case of an Acquisition of the equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Loan Parties shall, on a pro forma basis, be in compliance with the Consolidated Total Leverage Ratio required to be maintained pursuant to Section 8.2.14 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2, (e) if the purchase price for such Acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent at least three (3) Business Days prior to such Acquisition (i) a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Loan Parties are in compliance with the Consolidated Total Leverage Ratio required to be maintained pursuant to Section 8.2.14 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2, and (ii) pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter in a form satisfactory to the Administrative Agent, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date), and (g) all actions required to be taken with respect to such acquired entity (if a Material Subsidiary) or assets under Sections 8.1.9 and 8.1.12 shall have been taken. For the avoidance of doubt, to the extent each of the above conditions is satisfied no further consent with respect to such Acquisition shall be required from the Administrative Agent or any Lender.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(b)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;
(c)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;
(d)    money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above; and
(e)    investments made under cash management agreements with any Lenders.
“Permitted Liens” shall mean:
(a)    Liens for taxes, assessments, or similar charges, which are not yet due and payable or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP;
(b)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(c)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP;
(d)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(e)    Encumbrances, including, but not limited to, zoning, building and land use Laws and restrictions, easements, rights-of-way, covenants, other restrictions on the real property and all matters of record or that would be shown on an accurate survey of the real property, none of which materially impairs the use of such property, and none of which is violated in any material respect by existing or proposed structures or land use;
(f)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(B), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(g)    purchase money Liens upon or in any fixed or capital assets or proceeds thereof to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any capital lease obligations); provided (i) that such Lien secures Indebtedness permitted under Section 8.2.1(c); (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset; provided, further, that in each case, individual financings of fixed and other capital assets provided by one lender or lessor may be cross-collateralized to other outstanding financings of fixed or capital assets provided by such lender or lessor to the extent such other financing is otherwise permitted under Section 8.2.1(c);
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1.6, and Liens arising under ERISA or the Code with respect to an employee benefit plan not constituting an Event of Default under Section 9.1.9;
(i)    any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);
(j)    Liens arising from filing UCC financing statements relating solely to (i) operating leases and (ii) consignments and/or bailments;
(k)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(l)    Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Subsidiary of the Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided that (x) any Indebtedness secured thereby is permitted by this Agreement and such Liens cover solely the property so acquired or the property of the Person that became a Subsidiary and are not expanded to cover additional property (other than proceeds and products thereof and accessions thereto), (y) such Liens shall not have been created in contemplation of such Acquisition and (z) the aggregate principal amount of any Indebtedness secured thereby is otherwise permitted under Section 8.2.1(f);
(m)    Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;
(n)    exclusive and non-exclusive licenses between Loan Parties (with respect to intellectual property and other property), non-exclusive licenses between a Loan Party and another Person (other than a Loan Party) (with respect to intellectual property and other property), leases or subleases granted to third parties and not adversely interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries;
(o)    Liens securing payment of the Obligations and granted pursuant to any other Loan Document in favor of any Secured Party in accordance with the terms thereof; and
(p)    Other Liens securing Indebtedness in an aggregate amount not to exceed $20,000,000.
Notwithstanding the foregoing, the aggregate principal amount of any Indebtedness secured by Liens permitted pursuant to the foregoing clauses (g), (l) and (p) shall not exceed $50,000,000 at any time outstanding.
For the avoidance of doubt, until the Liens referred to in Section 8.1.12 are terminated in accordance with such Section, those Liens shall be Permitted Liens.
“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
“Plan” shall mean at any time an “employee pension benefit plan” (within the meaning of Section 3(3) of ERISA) (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by HSBC as its “prime rate” in effect at its office located at New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The “prime rate” is a rate set by HSBC based upon various factors including HSBC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by HSBC shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Office” shall mean the main banking office of the Administrative Agent in New York, New York.
“Qualified ECP Guarantor” shall have the meaning specified in Section 3.9.
“Ratable Share” shall mean, the following with respect to any Lender at any time, subject to reallocation with respect to a Defaulting Lender pursuant to Section 2.10:
(a)    with respect to Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit Obligations and Swing Loans, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Credit Commitment and the denominator of which is the aggregate Revolving Credit Commitments of all Lenders (provided that, if the Revolving Credit Commitments have terminated or expired, the Ratable Share shall be determined based upon such Lender’s share of the aggregate Revolving Facility Usage at that time);
(b)    with respect to the Term Loan Commitments and Term Loans, as the case may be, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of such Lender’s Term Loan Commitment or Term Loan, as the case may be, and the denominator of which is the aggregate outstanding principal amount of all Term Loan Commitments or Term Loans, as the case may be; and
(c)    with respect to the Aggregate Credit Exposure, a percentage equal to a fraction, the numerator of which is the sum of such Lender’s Total Credit Exposure, and the denominator of which is the sum of the Aggregate Credit Exposure of all Lenders.
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.
“Register” shall have the meaning specified in Section 11.8.3.
“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate Revolving Credit Exposure, Revolving Credit Commitments, and outstanding Term Loans; provided that, the Revolving Credit Exposure, the Revolving Credit Commitments and outstanding Term Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swing Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Facility Usage hereunder, as such commitment may be reduced or increased from time to time in accordance with the terms of this Agreement. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,”, as such Commitment is thereafter assigned or modified, including in connection with Section 2.12 hereof, and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Lender’s Ratable Share of the Letter of Credit Exposure and its participation in Swing Loans at such time.
“Revolving Credit Increase” shall have the meaning specified in Section 2.12.1.
“Revolving Credit Increase Lender” shall have the meaning specified in Section 2.12.4.
“Revolving Credit Loans” shall mean, collectively, all Revolving Credit Loans made by the Lenders to the Borrower, and “Revolving Credit Loan” shall mean any Revolving Credit Loan made by any Lender to the Borrower pursuant to Section 2.1.
“Revolving Credit Maturity Date” shall mean February 26, 2024 (as such date as may be extended under Section 2.13) or any earlier date on which repayment of the Obligations in respect of the Revolving Credit Loans is accelerated pursuant to the terms hereof.
“Revolving Facility” shall have the meaning specified in the definition of “Facility” in this Section.
“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Facility Usage.
“Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority.
“Sanctioned Person” means any (a) a Person listed on any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by any Compliance Authority, or (b) (i) an agency of the government of a Sanctioned Country or (ii) an organization controlled by a Sanctioned Country
“Sanctions” shall mean any sanctions program maintained by any Compliance Authority.
“SEC” shall mean the Securities and Exchange Commission, or any Official Body succeeding to any of its principal functions.
“Secured Parties” shall mean the Administrative Agent, each Lender and any other holder of Obligations.
“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties in the form of Exhibit 1.1(O).
“Security Documents” shall mean the Security Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations.
“Solvent” shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Standby Letter of Credit” shall have the meaning specified in Section 2.9.1.
“Statements” shall have the meaning specified in Section 6.1.7(a).
“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) over which the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise is possessed by such Person or one or more of such Person’s Subsidiaries.
“Swing Loan Commitment” shall mean HSBC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $15,000,000.
“Swing Loan Lender” shall mean HSBC, in its capacity as a lender of Swing Loans.
“Swing Loan Note” shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.
“Swing Loans” shall mean, collectively, all Swing Loans made by HSBC to the Borrower, and “Swing Loan” shall mean any Swing Loan made by HSBC to the Borrower, in each case pursuant to Section 2.1.2 hereof.
“Synthetic Lease Obligations” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body (excluding for this purpose any group or body charged with setting financial accounting or regulatory capital rules or standards rules or standards, such as the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the forgoing), including any interest, additions to tax or penalties applicable thereto.
“Term Facility” has the meaning specified in the definition of “Facility” in this Section.
“Term Lender” shall mean, as of any date of determination, Lenders having a Term Loan Commitment or a Term Loan.
“Term Loan” means an advance by any Term Lender under the Term Facility made pursuant to Section 2.1.1.
“Term Loan Commitment” means as to any Term Lender, the aggregate commitment of such Lender to make a Term Loan on the Closing Date as set forth on Schedule 1.1(A) in the column labeled “Amount of Term Loans” or in the Assignment and Assumption executed by such Lender pursuant to which such Lender shall have assumed its Term Loan, and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the Lenders; provided, that, after the Closing Date, the Term Commitment for each Term Lender shall be zero.
“Term Loan Maturity Date” means February 26, 2024 or any earlier date on which repayment of the Obligations in respect of the Term Loans is accelerated pursuant to the terms hereof.
“Total Credit Exposure” means, as to any Lender at any time, the outstanding unused Commitments, the Revolving Facility Usage and the outstanding Term Loans of such Lender at such time.
“Trade Letter of Credit” shall have the meaning specified in Section 2.9.1.
“Type”, when used in reference to any Loan or Borrowing Tranche, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to the LIBOR Rate or the Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“UCP” shall have the meaning specified in Section 11.11.1.
“United States” and “U.S.” shall mean the United States of America.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“U.S. Borrower” shall mean any Borrower that is a U.S. Person.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.10.7.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2.    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (c) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (d) reference to any Person includes such Person’s successors and assigns; (e) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (f) reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (j) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3.    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with, those used in preparing the audited financial statements for the fiscal year ended December 31, 2018 prior to the Closing Date and any subsequent audited financial statements delivered in accordance with Section 8.3.2 hereof. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of (i) any change in GAAP occurring after the Closing Date or (ii) any change in the application of accounting principles adopted by the Borrower from time to time which change in application is permitted by GAAP, in each case, on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 and 8.3.2 of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of January 1, 2019 and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease and not as a capital lease obligation.
1.4.    Calculation of Financial Covenants. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that all calculations of the Consolidated Total Leverage Ratio and the Consolidated Interest Coverage Ratio (including for purposes of determining the Applicable Margin) shall be made on a pro forma basis with respect to (x) any sale, lease, transfer or other disposition of all of the Equity Interests or all or substantially all of the assets of, a Subsidiary, (y) any sale, lease, transfer or other disposition of a line of business or division of any Loan Party or any Subsidiary, or (z) any Acquisition, in each case, occurring during the applicable period and that for purposes of calculating such financial covenants, any such transaction (including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Sections 8.3.1 or Section 8.3.2. In connection with the foregoing, (a) with respect to any disposition referenced above in clauses (x) or (y), (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

1.5.    Division. For all purposes under the Loan Documents, “division” means the division of the assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Person whose assets, liabilities and/or obligations are being divided and pursuant to which the Person whose assets, liabilities and/or obligations are being divided may or may not survive.

2.    THE REVOLVING CREDIT, TERM LOAN AND SWING LOAN FACILITIES
2.1.    Revolving Credit Commitments and Term Loan Commitments.
2.1.1.    Revolving Credit Loans and Term Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, (a) each Revolving Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Revolving Credit Maturity Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments and (b) each Term Lender severally agrees to make Term Loans available to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans pursuant to this Section 2.1. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
2.1.2.    Swing Loan Commitment. Subject to the terms and conditions hereof (including the agreements of the Lenders in this Section 2.1.2) and relying upon the representations and warranties herein set forth, the Swing Loan Lender shall make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Revolving Credit Maturity Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment; provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2. Immediately upon the making of a Swing Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Loan Lender a risk participation in such Swing Loan in an amount equal to the product of such Lender’s Ratable Share times the amount of such Swing Loan.
2.2.    Nature of Lenders’ Obligations with Respect to Loans . Each Lender shall be obligated to participate in each request for Loans (other than a Swing Loan) pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate principal amount of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations and the aggregate principal amount of each Lender’s Term Loan outstanding hereunder to the Borrower shall never exceed its Term Loan Commitment. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make (a) Revolving Credit Loans hereunder on or after the Revolving Credit Maturity Date, and (b) Term Loans hereunder after the Closing Date. Any Swing Loan shall be made in accordance with the procedures set forth in Section 2.5.
2.3.    Commitment Fees. Accruing from the date hereof until the date on which the aggregate Revolving Credit Commitments terminate in accordance with the terms of this Agreement, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Credit Maturity Date, commencing on the first such date to occur after the date hereof.
2.4.    Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Loans, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.11 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that any notice of a termination in full of the Revolving Credit Commitments under this Section 2.4 may be conditioned solely upon the effectiveness of another credit facility or any other financing, sale or similar transaction. The Revolving Credit Commitments shall be automatically and permanently reduced to zero on the Revolving Credit Maturity Date, and the Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date.
2.5.    Revolving Credit Loan and Term Loan Requests; Swing Loan Requests.
2.5.1.    Revolving Credit Loan and Term Loan Requests. Except as otherwise provided herein, the Borrower may from time to time (a) prior to the Revolving Credit Maturity Date or on the Closing Date request the Lenders to make Revolving Credit Loans or Term Loans, respectively, or (b) prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans, respectively, pursuant to Section 4.2, by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; (ii) one Business Day prior to the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies; provided that any Loan Request (as defined below) for a Revolving Credit Loan to which the Base Rate Option applies to finance the reimbursement of any Reimbursement Obligation as contemplated by Section 2.9.1 may be given not later than 10:00 a.m. on the date of the proposed Borrowing Date, and (iii) the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed Loan Request. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, the Class and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.
2.5.2.    Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Credit Maturity Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed Loan Request. Each Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $1,000,000.
2.6.    Making Revolving Credit Loans and Term Loans; Making Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans and Term Loans; Borrowings to Repay Swing Loans.
2.6.1.    Making Revolving Credit Loans and Term Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit the principal amount of each Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole and absolute discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2.
2.6.2.    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.6.3.    Making Swing Loans. So long as the Swing Loan Lender elects to make Swing Loans, the Swing Loan Lender shall, after receipt by it of a Loan Request pursuant to Section 2.5.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. on the Borrowing Date.
2.6.4.    Repayment of Revolving Credit Loans and Term Loans.
(a)    The Borrower shall repay to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Maturity Date.
(b)    The Borrower shall repay to the Administrative Agent for the account of each Term Lender such Term Lender’s Ratable Share of the aggregate principal amount of Term Loans extended to the Borrower in quarterly installments equal to the amount set forth opposite such quarter in the table below on the last day of such quarter, with any then-unpaid principal amount, together with all other amounts owed with respect thereto, payable on the Term Loan Maturity Date:

Quarter	Amount
Quarter ending May 31, 2019	$1,250,000
Quarter ending August 31, 2019	$1,250,000
Quarter ending November 30, 2019	$1,250,000
Quarter ending February 29, 2020	$1,250,000
Quarter ending May 31, 2020	$1,250,000
Quarter ending August 31, 2020	$1,250,000
Quarter ending November 30, 2020	$1,250,000
Quarter ending February 28, 2021	$1,250,000
Quarter ending May 31, 2021	$2,500,000
Quarter ending August 31, 2021	$2,500,000
Quarter ending November 30, 2021	$2,500,000
Quarter ending February 28, 2022	$2,500,000
Quarter ending May 31, 2022	$3,750,000
Quarter ending August 31, 2022	$3,750,000
Quarter ending November 30, 2022	$3,750,000
Quarter ending February 28, 2023	$3,750,000
Quarter ending May 31, 2023	$3,750,000
Quarter ending August 31, 2023	$3,750,000
Quarter ending November 30, 2023	$3,750,000
Term Loan Maturity Date	Remainder

2.6.5.    Borrowings to Repay Swing Loans.
(a)    The Swing Loan Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swing Loan Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision. HSBC shall provide notice to the Lenders that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 are then satisfied) by the time the Swing Loan Lender so requests, which shall not be earlier than 10:00 a.m. on the next Business Day after the date the Lenders receive such notice from the Swing Loan Lender.
(b)    If for any reason any Swing Loan cannot be refinanced by such a Revolving Credit Loan in accordance with the foregoing Section 2.6.5(a) the request for Base Rate Loans submitted by the Swing Loan Lender as set forth herein shall be deemed to be a request by the Swing Loan Lender that each of the Lenders fund its risk participation in the relevant Swing Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Loan Lender pursuant to the foregoing Section 2.6.5(a) shall be deemed payment in respect of such participation.
(c)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Loan Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6 by the time specified in Section 2.6.1, the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate of determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loans included in the relevant Revolving Credit Loans or funded participation in the relevant Swing Loan, as the case may be. A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6.5(c) shall be conclusive absent manifest error.
(d)    Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Loans, together with interest as provided herein.
2.7.    Notes. Any Lender of a particular Class may request that Loans made by it with respect to such Class, as applicable, be evidenced by a promissory note (each, a “Note”) substantially in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans with respect to a Revolving Lender, Exhibit 1.1(N)(2) evidencing the Swing Loans with respect to a Swing Loan Lender, and Exhibit 1.1(N)(3) evidencing the Term Loans with respect to a Term Lender. In such event, the Borrower shall prepare, execute and deliver to such Lender Notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after an assignment pursuant to Section 11.8.2) be represented by one or more Notes payable to the order of the payee named therein.
2.8.    Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the existing Indebtedness of the Borrower under the Existing Credit Agreement, and (b) provide for working capital, capital expenditures, acquisitions, research and development and other lawful corporate purposes of the Borrower.
2.9.    Letter of Credit Subfacility.
2.9.1.    Issuance of Letters of Credit. The Borrower or any Loan Party may at any time prior to the Revolving Credit Maturity Date request the issuance of a standby letter of credit (each a “Standby Letter of Credit”) or a trade letter of credit (each a “Trade Letter of Credit” and together with each Standby Letter of Credit and the Existing Letter of Credit, individually, a “Letter of Credit” and collectively, the “Letters of Credit”) on behalf of itself, another Loan Party or any Subsidiary of a Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time, which shall specify the date of issuance, amendment or extension (which shall be a Business Day), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extent such Letter of Credit, by no later than 10:00 a.m. at least ten (10) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (but such Letter of Credit may provide for the renewal thereof for additional one-year periods), and (B) in no event expire later than the Revolving Credit Maturity Date; provided, further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, the Letter of Credit Sublimit or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
2.9.2.    Letter of Credit Fees. The Borrower shall pay (a) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the average daily amount available to be drawn under each Letter of Credit, and (b) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the average daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed. All Letter of Credit Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date hereof; provided that, any accrued Letter of Credit Fees shall be payable on the date on which such Letter of Credit terminates, all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect reasonable and customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.9.3.    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(a)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3(a) may be made by telephone, telecopy or electronic communication; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(b)    Each Lender shall upon any notice pursuant to Section 2.9.3(a) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3(a) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3(b).
(c)    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3(a) because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4.    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
(b)    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
2.9.5.    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, as and to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.9.6.    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.9.7.    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
(a)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(b)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1, 2.5, 2.6 or 7.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3;
(c)    any lack of validity or enforceability of any Letter of Credit;
(d)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(e)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(f)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(g)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(h)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(i)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(j)    any breach of this Agreement or any other Loan Document by any party thereto;
(k)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(l)    the fact that a Default or an Event of Default shall have occurred and be continuing;
(m)    the fact that the Revolving Credit Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(n)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8.    [Reserved].
2.9.9.    Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence or in Section 2.9.7 shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct (as determined by the final and nonappealable judgment of a court of competent jurisdiction) in connection with actions or omissions described in such clauses (a) through (h) of this Section 2.9.9 or the wrongful dishonor made by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, or any present or future de jure or de facto government or Official Body. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (a) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (b) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (c) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (d) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (e) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (f) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
2.9.10.    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.10.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.2 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Credit Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Credit Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Revolving Credit Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitments without giving effect to Section 2.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.
(C)    With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(i)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(ii)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.11.
(a)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments (without giving effect to Section 2.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(b)    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.11.    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lenders (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.10 or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lenders’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.11 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 2.10, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further that, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.12.    Increase in Commitments.
2.12.1.    Request for Increase. The Borrower may from time to time, request by notice to the Administrative Agent an increase in the Revolving Credit Commitments (each, a “Revolving Credit Increase”); provided that (a) the principal amount of any Revolving Credit Increase requested pursuant to this Section 2.12 shall not exceed $100,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section), (b) no Revolving Credit Increase shall (i) increase the Letter of Credit Sublimit without the consent of each Issuing Lender or (ii) increase the Swing Loan Sublimit without the consent of the Swing Loan Lender, (c) not more than four (4) requests for Revolving Credit Increases in whole multiples of $1,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section) may be made by the Borrower during the term of this Agreement and (d) each Revolving Credit Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the terms of Section 3 hereof and secured by the Security Documents, in each case, on a pari passu basis with the other Obligations hereunder.
2.12.2.    Process for Increase. Revolving Credit Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.12.2 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase and (ii) each Issuing Lender shall have consented (such consent not to be unreasonably withheld) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the Issuing Lender would be required under Section 11.8.2 for an assignment of Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender. No Lender shall have any obligation to increase its Revolving Credit Commitment and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Revolving Credit Increase.
2.12.3.    Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Revolving Credit Increase (the “Increase Effective Date”) and the final allocations therefor. The Administrative Agent shall promptly notify the Lenders of the final allocation of such Revolving Credit Increase and the Increase Effective Date.
2.12.4.    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by an Authorized Officer of such Loan Party (a) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Credit Increase and (b) in the case of the Borrower, certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 6.1.7 shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.3.1 and 8.3.2, respectively, (ii) no Default or Event of Default exists and is continuing and (iii) the Borrower and its Subsidiaries are in compliance on a pro forma basis with each of the financial covenants contained in Sections 8.2.14 and 8.2.15 (which, for the purposes of the pro forma calculation required herein, shall be determined regardless of whether the covenants in such Section would otherwise have been required to be tested pursuant to the terms thereof at such time). Each Revolving Credit Increase shall have the same terms as the outstanding Revolving Credit Loans and shall constitute Revolving Credit Loans and Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably with the Obligations from the Guarantors and security interests created by the Security Documents. Upon each Revolving Credit Increase (x) each Lender having a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans, will, in each case, equal each Lender’s Ratable Share (after giving effect to such increase in the Revolving Credit Commitments) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall, on or prior to the effectiveness of such Revolving Credit Increase, be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by any amounts required to be paid pursuant to Section 5.9.7 to the extent necessary to keep the outstanding Loans ratable with any revised Ratable Shares arising from such Revolving Credit Increase.
2.12.5.    Conflicting Provisions. This Section shall supersede any provisions in Section 11.1 to the contrary.
2.13.    Extension of Revolving Credit Maturity Date.
2.13.1.    Request for Extension. At least 30 days but not more than 60 days prior to the Revolving Credit Maturity Date in effect at such time (the “Existing Revolving Credit Maturity Date”), the Borrower, by notice to the Administrative Agent, may request up to two times an extension of the Existing Revolving Credit Maturity Date by one year from its then scheduled expiration.
2.13.2.    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than twenty-five (25) days prior to the Existing Revolving Credit Maturity Date and not later than the date (the “Notice Date”) that is fifteen (15) days prior to the Existing Revolving Credit Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend its Lender Commitment (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
2.13.3.    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date ten (10) days prior to the Existing Revolving Credit Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).
2.13.4.    Additional Commitment Lenders. The Borrower shall have the right on or before the Existing Revolving Credit Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent and the Issuing Lenders (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption Agreement pursuant to which such Additional Commitment Lender shall, effective as of the Initial Revolving Credit Maturity Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).
2.13.5.    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such extension signed by an Authorized Officer of such Loan Party (a) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (b) in the case of the Borrower, certifying that, before and after giving effect to such extension, (i) the representations and warranties contained in Section 6 and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 6.1.7 shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.3.1 and 8.3.2, respectively, (ii) no Default or Event of Default exists and is continuing and (iii) the Borrower and its Subsidiaries are in compliance on a pro forma basis with each of the financial covenants contained in Sections 8.2.14 and 8.2.15 (which, for the purposes of the pro forma calculation required herein, shall be determined regardless of whether the covenants in such Section would otherwise have been required to be tested pursuant to the terms thereof at such time). On or before the Revolving Credit Maturity Date, (1) the Borrower shall have paid in full the principal of and interest on all of the Revolving Credit Loans made by each Non-Extending Lender to the Borrower hereunder and (2) the Borrower shall have paid in full all other amounts owing to such Non-Extending Lender hereunder.
2.13.6.    Amendment; Sharing of Payments. In connection with any extension of the Revolving Credit Maturity Date, each Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede Section 11.1.
2.13.7.    Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Revolving Credit Maturity Date and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Existing Revolving Credit Maturity Date, then, effective as of the Existing Revolving Credit Maturity Date, the Revolving Credit Maturity Date of each extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Revolving Credit Maturity Date (except that, if such date is not a Business Day, such Revolving Credit Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. For the avoidance of doubt, no extension of the Existing Revolving Credit Maturity Date shall apply to any Non-Extending Lender.
3.    GUARANTY
3.1.    Guarantied Obligations. To induce the Lenders to make loans and grant other financial accommodations to the Borrower hereunder, each Guarantor jointly and severally unconditionally, absolutely and irrevocably, guaranties as primary obligor and not merely as surety to the Administrative Agent for the benefit of the Secured Parties, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any other Debtor Relief Law) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Administrative Agent, any Lender or any Affiliate of any Lender under or in connection with this Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any Lender (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person. Notwithstanding any provision to the contrary contained herein or any other of the Loan Documents, Hedge Agreements or Lender Bank Products, the “Guarantied Obligations” of a Guarantor that are guaranteed under this Article III shall exclude any Excluded Hedge Agreements with respect to such Guarantor.
3.2.    Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations immediately upon demand of the Administrative Agent. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.
3.3.    Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by the Administrative Agent, or the Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents, Hedge Agreements or Lender Bank Products, as applicable. Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:
3.3.1.    Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent, any other Secured Party or any other Person with respect thereto;
3.3.2.    Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;
3.3.3.    Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;
3.3.4.    Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent, any other Secured Party or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent, any other Secured Party or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;
3.3.5.    Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Administrative Agent (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any other Secured Party, the Borrower, or any other Person in connection with any such proceeding;
3.3.6.    Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other person with respect to any Loan Document or any of the Guarantied Obligations (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid); or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations;
3.3.7.    Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full; and
3.3.8.    Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.1.9 of this Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.
3.4.    Waivers, etc. To the fullest extent permitted by Applicable Law, each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3.3 hereof. Without limitation and to the fullest extent permitted by Applicable Law, each Guarantor waives each of the following:
3.4.1.    All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3.3 hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;
3.4.2.    Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Administrative Agent, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;
3.4.3.    Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations) or any other Secured Party, which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and
3.4.4.    Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid).
3.5.    Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon Payment in Full, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by the Administrative Agent or any Lender upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.
3.6.    Subrogation. Each Guarantor waives and agrees it will not exercise any rights against the Borrower or any other Guarantor arising in connection with the Guarantied Obligations (including rights of subrogation, contribution, and the like) until Payment in Full. If any Guarantied Obligation shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
3.7.    No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), each Guarantor agrees that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.
3.8.    Joint and Several Obligations. The obligations and additional liabilities of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and each Lender is relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Administrative Agent may, in its sole and absolute discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent shall not be a defense to any action the Administrative Agent may elect to take against any Guarantor.
3.9.    Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and the other Loan Documents in respect of obligations pursuant to such Hedge Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to Section 3.6, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guarantied Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Hedge Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such obligations pursuant to such Hedge Agreement or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
4.    INTEREST RATE
4.1.    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided, further that if a Default or an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.11 in connection with such conversion. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
4.1.1.    Revolving Credit Interest Rate Options and Term Loan Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans and Term Loans:
(a)    Revolving Credit Base Rate Option and Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(b)    Revolving Credit LIBOR Rate Option and Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.
Subject to Section 4.3, only the Base Rate Option applicable to Revolving Credit Loans as set forth in clause (a) above shall apply to the Swing Loans.
4.1.2.    Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2.    Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
4.2.1.    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1; and
4.2.2.    Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.3.    Interest After Default. To the extent permitted by Law, (a) upon the occurrence of an Event of Default under Sections 9.1.1 (solely in respect of the payment of principal, interest and the fees described in Section 2.3, Section 2.9.2 and Section 10.8) or 9.1.11 or a breach of Sections 8.2.14 or 8.2.15, all Obligations shall bear interest at the rate described in Sections 4.3.1 and 4.3.2 below, automatically, after as well as before judgment, and (b) upon the occurrence of any other Event of Default, and until such time such Event of Default shall have been cured or waived, all Obligations shall bear interest at the rate described in Sections 4.3.1 and 4.3.2 below, upon written demand by the Required Lenders to the Administrative Agent.
4.3.1.    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 or Section 4.1, respectively, shall be increased by 2.0% per annum;
4.3.2.    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and
4.3.3.    Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.
4.4.    Alternate Rate of Interest; Change in Legality.
4.4.1.    Alternate Rate of Interest. Notwithstanding any other provision of this Agreement, if prior to the commencement of any Interest Period for any Loan to which the LIBOR Rate Option applies:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including because the LIBOR Screen Rate is not available or published on a current basis) for an Interest Period with the duration of such Interest Period;
(b)    the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing Tranche for an Interest Period with the duration of such Interest Period; or
(c)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans to which the LIBOR Rate Option applies as provided herein;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic communication followed promptly by written confirmation thereof delivered by telecopy (or if arrangements for doing so have been approved by the Administrative Agent, electronic communication) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then (i) any request by a Borrower for a Loan to which the LIBOR Rate Option applies pursuant to Section 2.5 shall be deemed rescinded, (ii) any conversion to or continuation of a Loan to which the LIBOR Rate applies pursuant to Section 2.5 shall be deemed rescinded and such affected Loan to which the LIBOR Rate Option applies shall be continued as Loan to which the Base Rate Option applies.
If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) or (c) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) or (c) have not arisen but either (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to any evolving or then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such alternate rate of interest exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement), and the Borrower and the Administrative Agent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement, including an adjustment to the Applicable Margin (if any), as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this paragraph), only to the extent the LIBOR Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any request by a Borrower for a Loan to which the LIBOR Rate Option applies pursuant to Section 2.5 shall be deemed rescinded, (y) any conversion to or continuation of a Loan to which the LIBOR Rate applies pursuant to Section 2.5 shall be deemed rescinded and such affected Loan to which the LIBOR Rate Option applies shall be continued as Loan to which the Base Rate Option applies.
4.4.2.    Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a Loan to which the LIBOR Rate Option applies, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Loans to which the LIBOR Rate Option applies generally or only to Interest Periods of a particular length):
(a)    any request for the making or continuation of, or the conversion of Loans to which the Base Rate Option applies into, Loans to which the LIBOR Rate Option applies shall, solely as to such Lender and to the extent a Loan to which the LIBOR Rate Option applies by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable Borrowing Tranche of Loans to which the LIBOR Rate Option applies shall be made as, converted to or continue to be maintained as a Loan to which the Base Rate Option applies (or bear interest at such other rate as may be agreed between the Borrower and such Lender); and
(b)    each outstanding Loan to which the LIBOR Rate Option applies of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Loan to which the LIBOR Rate Option applies for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Loan to which the Base Rate Option applies.
4.5.    Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans and Term Loans, commencing upon the last day of the existing Interest Period.
5.    PAYMENTS
5.1.    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, the Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of HSBC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
5.2.    Pro Rata Treatment of Lenders. Each borrowing of Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding any fee under the Fee Letter and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except in the case of an event specified in Section 4.4, 5.7 or 5.9) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to HSBC according to Section 2.6.5.
5.3.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4.    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5.    Interest Payment Dates. Interest on the Loans shall be due and payable on each Interest Payment Date. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).
5.6.    Prepayments.
5.6.1.    Voluntary Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.7 below, in Section 5.9 and Section 5.11). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by (x) 1:00 p.m. at least three (3) Business Days prior to the date of prepayment of any Loans to which the LIBOR Rate Option applies, (y) 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of any Loans to which the Base Rate Option applies, and (z) 12:00 noon on the date of prepayment of any Swing Loans, setting forth the following information:
(a)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(b)    a statement indicating the application of the prepayment between the Term Loans, the Revolving Credit Loans and Swing Loans;
(c)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
(d)    the total principal amount of such prepayment, which shall be in an amount that would be permitted in the case of an advance of a Term Loan or Revolving Credit Loan of the same Type as provided in Section 2.5.
All prepayment notices shall be irrevocable; provided that any notice of prepayment in full of the Obligations (accompanied by a termination in full of the Revolving Credit Commitments) under this Section 5.6 may be conditioned solely upon the effectiveness of another credit facility or any other financing, sale or other similar transaction. Subject to the proviso above, the principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.11. Voluntary prepayments of the Term Loans shall be applied, at the Borrower’s election, on a pro rata basis to the remaining installments of the Term Loans or in the inverse order of maturity.
5.6.2.    Mandatory Prepayments.
(a)    The Borrower shall, subject to clause (c) below, (i) with respect to the receipt of Net Extraordinary Receipts, Net Disposition Proceeds or Net Insurance Proceeds, in each case in excess of $5,000,000 from any one or series of related transactions or events, within three (3) Business Days following the receipt by it or any of its Subsidiaries of such proceeds, and, (ii) with respect to Net Debt Proceeds, no later than one (1) Business Day following the receipt by it or any of its Subsidiaries of such proceeds, apply 100% of all such Net Debt Proceeds, Net Extraordinary Receipts, Net Disposition Proceeds and Net Insurance Proceeds to the repayment of Term Loans as set forth in Section 5.6.3.
(b)    The Borrower shall deliver to the Administrative Agent (i) not later than two (2) Business Days prior to the time of each prepayment required under this Section a certificate signed by a financial officer setting forth in reasonable detail the calculation of the amount of such prepayment, other than with respect of any Net Debt Proceeds, in which case, such certificate shall be delivered no later than one (1) Business Day in advance of such prepayment, and (ii) notice of each mandatory prepayment on or before 10:00 a.m. one (1) Business Day in advance of such prepayment. Notwithstanding anything herein to the contrary, failure by the Borrower to deliver the notices contemplated under this clause (b) shall not constitute an Event of Default.
(c)    With respect to any Net Disposition Proceeds or Net Insurance Proceeds received by the Borrower or any of its Subsidiaries, at the election of the Borrower, and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or its applicable Subsidiary (or any combination of the foregoing) may reinvest all or any portion of such Net Disposition Proceeds or Net Insurance Proceeds; provided that the Borrower shall deliver to the Administrative Agent, on or prior to date of receipt of such proceeds, notice to invest (or commitment to invest) (provided that failure by the Borrower to deliver any such notice of reinvestment under this clause (c) shall not constitute an Event of Default) all or any portion of such proceeds in long-term assets useful in the business of the Borrower or any of its Subsidiaries within 180 days after receipt of such proceeds, and, in such instance, no such prepayment shall be required in respect to such proceeds except to the extent that any of such proceeds therefrom have not been reinvested by the end of such 180-day period or, with respect to commitments to invest, if such proceeds have actually been invested within 90 days of the date of the commitment to invest.
5.6.3.    Application of Prepayments, etc. Each mandatory prepayment of any Loans made pursuant to Section 5.6.2 shall be without premium or penalty but subject to Section 5.11, applied, to make a mandatory prepayment of the scheduled repayment of the Term Loans in the inverse order of maturity of principal and related interest until Paid in Full. Each mandatory prepayment of any Loans made pursuant to Section 5.6.2 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 5.11 as a result of such prepayment being made on such date.
5.7.    Replacement of a Lender. If any Lender requests compensation under Section 5.9, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.8, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.9 or Section 5.10) and obligations under this Agreement and the related Loan Documents to an assignee eligible under this Agreement that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 5.9.1 or payments required to be made pursuant to Section 5.10, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Law; and
(e)    in the case of any assignment from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No Lender shall be obligated to find an assignee eligible under this Agreement for purposes of this Section 5.7.
5.8.    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.9 or Section 5.10, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment
5.9.    Increased Costs.
5.9.1.    Increased Costs Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 5.9.5) or the Issuing Lender;
(b)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
5.9.2.    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
5.9.3.    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.9.1 or 5.9.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.9.4.    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9.5.    Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan to which the LIBOR Rate Option applies equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that, the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant interest payment date pursuant to Section 5.5, such additional interest shall be due and payable ten (10) days from receipt of such notice.
5.10.    Taxes.
5.10.1.    Issuing Lender. For purposes of this Section 5.10, the term “Lender” includes the Issuing Lender and the term “Applicable Law” includes FATCA.
5.10.2.    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.10.3.    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.10.4.    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.10.5.    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.10.5.
5.10.6.    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.10, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.10.7.    Status of Lenders.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.10.7(b)(i), (b)(ii) and (b)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(i)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)        executed originals of IRS Form W-8ECI;
(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.10.7(A) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(D)        to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.10.7(B) or Exhibit 5.10.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.10.7(D) on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
5.10.8.    Treatment of Certain Refunds. If any party determines, in its sole and absolute discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.10 (including by the payment of additional amounts pursuant to this Section 5.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.10 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.10.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.10.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.10.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.10.9.    Survival. Each party’s obligations under this Section 5.10 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.11.    Indemnity. In addition to the compensation or payments required by Section 5.9 or Section 5.10, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)    payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(b)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or Section 4.2 or notice relating to prepayments under Section 5.6, or
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
6.    REPRESENTATIONS AND WARRANTIES
6.1.    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1.    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) is duly licensed or qualified and in good standing (to the extent such concept is applicable) in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, (e) is in compliance in all material respects with all Applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 and Sanctions and Anti-Corruption Laws which are specifically addressed in Section 6.1.18 and Section 6.1.19) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (f) has good title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens. No Default or Event of Default exists or is continuing.
6.1.2.    Subsidiaries and Owners. Schedule 6.1.2 states as of the Closing Date the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the percentage of Equity Interests owned. The Borrower and each Subsidiary of the Borrower has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien (other than Liens created by the Security Documents and Permitted Liens) and all such Equity Interests have been validly issued, fully paid and nonassessable.
6.1.3.    Investment Companies. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
6.1.4.    Validity and Binding Effect. Each Loan Party has the right, power and authority and has taken all necessary corporation or other entity action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and each of the other Loan Documents (a) has been duly and validly executed and delivered by each Loan Party, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
6.1.5.    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) violate, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, in each case, except where such violation, default or breach could not reasonably be expected to have a Material Adverse Effect or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) that has had or could reasonably be expected to have a Material Adverse Effect and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which has had or could reasonably be expected to have a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except such as have been obtained or made and are in full force and effect.
6.1.6.    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Authorized Officer of any Loan Party, threatened, in writing, against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to have a Material Adverse Effect.
6.1.7.    Financial Statements.
(a)    Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2018 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.
(b)    Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long- term commitments that are not disclosed in financial statements referred to above or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to have a Material Adverse Effect. Since December 31, 2018, there has been no event or development which has had or could reasonably be expected to have a Material Adverse Effect.
6.1.8.    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.9.    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents (other than information of a general economic, forward-looking or industry nature) furnished to the Administrative Agent or any Lender in connection herewith or therewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, the Loan Parties only represent that such information was prepared in good faith based upon assumptions that were reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies and no assurance can be given that any particular projection will be realized and variances may be material). There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
6.1.10.    Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all federal, state, and other taxes, fees, assessments and other governmental charges which have become due and payable pursuant to said returns or to assessments received, except to the extent (i) that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions, if any, are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.11.    Patents, Trademarks, Copyrights, Licenses, Etc.. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, expect, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.12.    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13.    ERISA Compliance. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Authorized Officer of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (d) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (e) except to the extent required under Section 4980B of the Code and Section 601 et seq. of ERISA or similar state laws no employee benefit plan sponsored or maintained by the Borrower or its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its Subsidiaries.
6.1.14.    Environmental Matters. Each Loan Party is and, to the knowledge of the Authorized Officers of each respective Loan Party, each of its Subsidiaries is and has been in compliance in all material respects with applicable Environmental Laws except as disclosed on Schedule 6.1.14; provided that such matters so disclosed could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.1.15.    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary is subject to any strikes, walkouts, work stoppages or other material labor difficulty as of the Closing Date.
6.1.16.    Security Documents. The Security Agreement, upon execution and delivery thereof by the parties thereto, is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of any Equity Interests constituting part of the Collateral, when the Administrative Agent obtains control of any stock certificates representing such Equity Interests, and in the case of any other Collateral described in the Security Agreement, when financing statements and other filings in appropriate form are or have been filed in the appropriate offices, the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of each Loan Party in such Collateral and the proceeds thereof solely to the extent a security interest can be perfected solely by such filing or other action required thereunder as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral (other than Equity Interests), Permitted Liens).
6.1.17.    Solvency. The Borrower is Solvent, and the Borrower and its Subsidiaries on a consolidated basis are Solvent.
6.1.18.    Sanctions. Neither the Borrower, any Guarantor or any of their respective Subsidiaries, or to the knowledge of an Authorized Officer, no other Covered Entity (a) is a Sanctioned Person or is resident in any Sanctioned Country; (b) has any of its assets in a Sanctioned Country or has any assets in the possession, custody or control of a Sanctioned Person, in each case, in violation of Sanctions; or (c) does business in or with, or derives operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, in each case, in violation of Sanctions. In addition to the foregoing, each of the Loan Parties represents and warrants that (a) the proceeds of the Loans and Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of Sanctions and (b) the funds used to repay the Loans are not derived from any unlawful activity.
6.1.19.    Anti-Corruption. Neither the Borrower, any Guarantor or any of their respective Subsidiaries, or to the knowledge of an Authorized Officer, no other Covered Entity, has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable Anti-Corruption Laws. The Borrower, each other Loan Party and each of its and their Subsidiaries has conducted its business in compliance with the applicable Anti-Corruption Laws and has instituted and maintains policies and procedures to promote and achieve compliance with such Anti-Corruption Laws.
6.1.20.    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
7.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1.    Closing Date.
7.1.1.    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent and the Lenders:
(a)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (i) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (ii) no Default or Event of Default exists, (iii) no action, suit, investigation or proceeding is pending or, to the knowledge of any Authorized Officer of the applicable Loan Party, threatened in writing in any court or before any arbitrator or Official Body that could reasonably be expected to have a Material Adverse Effect and (iv) no event or condition has occurred since December 31, 2018 that has had or could reasonably be expected to have a Material Adverse Effect;
(b)    A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (i) all corporate or other entity action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (ii) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (iii) copies of its organizational documents as in effect on the Closing Date certified by the appropriate official where such documents are filed in a governmental office together with certificates from the appropriate governmental officials as to the continued existence and good standing of each Loan Party in its place of organization (if applicable);
(c)    This Agreement, the Security Agreement, the Notes and each of the other Loan Documents duly executed by an Authorized Officer;
(d)    A written opinion of Hunton Andrews Kurth LLP, special counsel for the Loan Parties, in each case, dated the Closing Date and as to matters reasonably requested by the Administrative Agent;
(e)    A duly completed Compliance Certificate, dated as of the Closing Date, and duly executed and delivered by the chief financial officer of the Borrower, evidencing compliance with the financial covenants set forth in Sections 8.2.14 and 8.2.15 for the fiscal quarter ended September 30, 2018;
(f)    All material consents required to effectuate the transactions contemplated hereby and from (i) all relevant Official Bodies and (ii) any other Person whose consent or approval the Lenders deem necessary or appropriate to effect the transactions contemplated hereby;
(g)    Satisfactory evidence that all the Indebtedness (and any existing commitments related thereto) under the Existing Credit Agreement, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Loans and all obligations with respect thereto will, concurrently with the making of the initial Loans, be terminated (other than contingent indemnification obligations);
(h)    True and correct copies of: (i) annual audited consolidated financial statements of the Borrower for each of the last three (3) fiscal years ended more than 90 days prior to the Closing Date, in each case prepared in accordance with GAAP consistently applied and without any “going concern” (or similar qualification) or any qualification or exception as to the scope of audit, by independent certified public accountants of nationally recognized standing, (ii) unaudited consolidated financial statements for any quarterly interim period or period of the Borrower ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year (all of which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100), (iii) customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) at least 30 days prior to the Closing Date, financial projections for the Borrower and its Subsidiaries for the period from the Closing Date through the fiscal year ending on December 31, 2023, prepared on a pro forma basis after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, certified by a financial officer of the Borrower, including consolidated income statements (with Consolidated EBITDA clearly noted), consolidated balance sheets and consolidated cash flow statements, a pro forma schedule of sources and uses and a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date;
(i)    Evidence of the insurance coverage required to be maintained pursuant to Section 8.1.3, together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies;
(j)    Original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Security Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant Loan Party;
(k)    The original promissory notes (including any master intercompany notes) evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Security Agreement, duly endorsed in blank by each relevant Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties;
(l)    Uniform Commercial Code financing statements naming the Borrower and each of the other Loan Parties, as the case may be, as the debtor and the Administrative Agent as secured party, such Uniform Commercial Code financing statements to be filed under the Uniform Commercial Code of all applicable jurisdictions as may be necessary or appropriate to perfect the first priority security interest of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement;
(m)    Delivery of appropriate trademark, copyright and patent security agreements or supplements to be filed with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant;
(n)    [Reserved];
(o)    Satisfactory Uniform Commercial Code or similar search reports for the applicable jurisdiction, federal, state or other tax Liens, judgment, litigation and bankruptcy reports dated a date reasonably near (but prior to) the Closing Date, listing all effective Uniform Commercial Code or similar financing statements, federal, state or other tax Liens, and judgment Liens which name the Borrower or any other Loan Party, as the debtor, and pending litigation and bankruptcies against the Borrower or any other Loan Party, and which are filed or pending, as applicable, in each jurisdiction in which Uniform Commercial Code or similar filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than any Permitted Liens and Liens to be terminated on or prior to the Closing Date) shall cover any of the Collateral);
(p)    Search results from the United States Patent and Trademark Office and United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral;
(q)    A solvency certificate duly executed by a financial officer of the Borrower on behalf of the Borrower and each other Loan Party, dated the Closing Date;
(r)    An IRS Form W-8 or W-9 duly executed by an Authorized Officer of the Borrower; and
(s)    Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
7.1.2.    USA Patriot Act. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, in each case, to the extent requested in writing at least five (5) Business Days prior to the Closing Date.
7.1.3.    Due Diligence. The Administrative Agent and the Lenders shall have completed a satisfactory due diligence investigation of the business, assets, contracts, agreements, liabilities (including contingent liabilities), operations and condition (financial and otherwise) of each Loan Party. Without limiting the foregoing, the Administrative Agent and the Lenders shall have completed due diligence investigations of the Loan Parties and their Subsidiaries in scope, and with results, satisfactory to the Lenders, including, without limitation, U.S. Department of Treasury Office of Foreign Assets Control Foreign Corrupt Practices Act and “know your customer” due diligence.
7.1.4.    Payment of Fees. The Borrower shall have paid (or made arrangements for the payment at closing of) all fees and expenses payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document, to the extent invoiced two (2) days prior to the Closing Date.
7.1.5.    Lender Agreement. For purposes of determining compliance with the conditions specified in this Section 7, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
7.2.    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects), other than to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) as of such earlier date, (b) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such making of a Loan or issuance, extension or increase of any Letter of Credit, and (c) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
8.    COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
8.1.    Affirmative Covenants.
8.1.1.    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership, limited liability company or other business entity and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (a) where such failure to do so could not reasonably be expected to have a Material Adverse Effect or (b) as otherwise expressly permitted in Section 8.2.6.
8.1.2.    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (a) to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (b) to the extent such failure could not reasonably be expected to have a Material Adverse Effect
8.1.3.    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.
8.1.4.    Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
8.1.5.    Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent (or if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice, to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail as the Administrative Agent may reasonably request, provided that so long as no Event of Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year. In the event any Lender desires to conduct an audit of any Loan Party after an Event of Default, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. To the extent that the Administrative Agent or any Lender obtains possession of any proprietary information in the course of such visit or inspection, the Administrative Agent and each Lender shall handle such information in accordance with Section 11.9 of this Agreement.
8.1.6.    Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of records and accounts which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by Applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower.
8.1.7.    Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 and as permitted by Applicable Law.
8.1.8.    Sanctions and Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Loan Party or any Subsidiary of a Loan Party, joint venture partner or other Person, (i) to fund in violation of Sanctions any activities or business of or with any Person, or in any country or territory, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Lender, Lender, underwriter, advisor, investor or otherwise). No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for any other payment that could constitute a violation of any Anti-Corruption Law.
8.1.9.    Guarantors. Subject to the last sentence of this Section 8.1.9, within thirty (30) days after a Person becomes a Material Subsidiary (either by qualifying independently as such or being designated by the Borrower as a Guarantor pursuant to the definition of “Material Subsidiary”) (or such later date as the Administrative Agent may agree in its sole and absolute discretion), then:
(a) the Borrower shall cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder, substantially in the form of Exhibit 1.1(G), or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) become a party to the Security Agreement by executing and delivering to the Administrative Agent a Grantor Joinder, substantially in the form of Exhibit I to the Security Agreement, or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Section 7.1.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), (iii) deliver to the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Lenders, the original promissory notes evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Security Agreement, duly endorsed in blank by such Person in favor of the Administrative Agent for the benefit of the Secured Parties, (iv) deliver to the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Lenders, (x) Uniform Commercial Code or similar search reports for the applicable jurisdiction, federal, state or other tax Liens, judgment, litigation and bankruptcy reports dated a date reasonably near (but prior to) the date such Person becomes a Guarantor and a party to the Security Agreement, listing all effective Uniform Commercial Code or similar financing statements, federal, state or other tax Liens, and judgment Liens which name such Person, as the debtor, and pending litigation and bankruptcies against such Person, and which are filed or pending, as applicable, in each jurisdiction in which Uniform Commercial Code or similar filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than Permitted Liens)) shall cover any of the Collateral), and (y) search results from the United States Patent and Trademark Office and United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral being granted by such Person, and (v) deliver to the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Lenders, (x) Uniform Commercial Code financing statements naming such Person, as the debtor and the Administrative Agent as secured party, such Uniform Commercial Code financing statements to be filed under the Uniform Commercial Code of all applicable jurisdictions as may be necessary or appropriate to perfect the first priority security interest of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement, and (y) appropriate trademark, copyright and patent security agreements or supplements to be filed with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant; and
(b) the Administrative Agent shall have received from the direct parent of such Material Subsidiary, (i) a pledge (or reaffirmation of such Loan Party’s pledge) of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent pursuant to the Security Agreement, together with updated schedules to the Security Agreement setting forth such Person’s Equity Interests in such Material Subsidiary, and (ii) any other Security Documents requested by the Administrative Agent in respect of such Person’s pledge of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent, in each case, all in form content and scope satisfactory to the Required Lenders.
Notwithstanding anything herein or in any other Loan Document to the contrary, (A) no Material Subsidiary that is a non-Domestic Subsidiary shall be required to become a Guarantor pursuant to this Section 8.1.9; provided, that the Administrative Agent shall have received from the direct parent of such Material Subsidiary, to the extent the parent is a Loan Party or a Domestic Subsidiary (1) a reaffirmation of such Loan Party’s pledge of 65% of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent pursuant to the Security Agreement, together with updated schedules to the Security Agreement setting forth such Person’s Equity Interests in such Material Subsidiary, (2) to the extent such parent is not a Loan Party, a pledge agreement of such Domestic Subsidiary pledging 65% of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent pursuant to a Security Document in form, content and scope satisfactory to the Required Lenders, and (3) any other Security Documents requested by the Administrative Agent in respect of such Loan Party’s or Domestic Subsidiary’s pledge of 65% of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent, in each case, all in form, content and scope satisfactory to the Required Lenders, and (B) in respect of any Material Subsidiary set forth on Schedule 1.1(C) on the Closing Date that is not a Domestic Subsidiary and which is not subject to a pledge of 65% of its Equity Interests on the Closing Date, to the extent requested by the Administrative Agent thereafter, the Borrower shall promptly cause to be delivered to the Administrative Agent from the direct parent of such Material Subsidiary, to the extent the direct parent is a Loan Party or a Domestic Subsidiary, any Security Documents requested by it in respect of such Person’s pledge of 65% of its Equity Interests in such Material Subsidiary in favor of the Administrative Agent, all in form, content and scope satisfactory to the Required Lenders.
8.1.10.    ERISA Compliance. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Code.
8.1.11.    Anti-Corruption Laws. Each of the Borrower, each other Loan Party and each of its and their Subsidiaries shall conduct its business in compliance in all material respects with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.
8.1.12.    Further Assurances.
(a)    The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of Uniform Commercial Code or similar financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens (subject to the Liens permitted by Section 8.2.2) securing all Obligations and created or intended to be created by the Loan Documents as and to the extent expressly contemplated thereby, all at the expense of the Borrower as to the extent contemplated. The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.
(b)    If any property or asset forming a part of the Collateral is acquired by any Loan Party after the Closing Date, the Borrower will notify the Administrative Agent thereof in the first Compliance Certificate required to be delivered pursuant to Section 8.3.3 after such acquisition; provided, however, that such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent and (ii) such actions are not required by the terms of Security Agreement, and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 8.2.2) and the Loan Parties will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens.
(c)    Within 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole and absolute discretion), 3D Systems, Inc. shall file, or cause to be filed, and such Loan Party shall deliver to the Administrative Agent evidence of filing or recordation, as applicable, of, (i) a UCC-3 termination relating to the UCC-1 financing statement filed with the Secretary of State of California under filing number 14-7441585706, naming Pym Particles Productions, LLC, as secured party, and (ii) terminations of the security interests held by U.S. Bank National Association, as Agent, over such Loan Party’s (x) trademarks with registration numbers 2705637, 2327581, and 2478949 and (y) copyright with registration number TXu000343358.
8.2.    Negative Covenants.
8.2.1.    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness in respect of the Obligations;
(b)    Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof (other than for accrued interest, premiums, costs and expenses) or other significant change in the terms thereof);
(c)    Indebtedness of the Borrower and its Subsidiaries incurred to finance the purchase price or the cost of construction or improvement of such fixed or capital assets or the acquisition, construction or improvement of such fixed or capital assets (including any capital lease obligations); provided (i) that such Indebtedness is incurred prior to or within 90 days after such acquisition, improvement or completion of the construction thereof, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $30,000,000 at any time;
(d)    [Reserved];
(e)    Indebtedness (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(f)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 8.2.4, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $20,000,000 at any time outstanding;
(g)    Unsecured intercompany Indebtedness:
(i)    owed by any Loan Party to another Loan Party;
(ii)    owed by any Loan Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be by an intercompany note in the form attached as Exhibit 8.2.1(G));
(iii)    owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and
(iv)    owed by any Non-Guarantor Subsidiary to any Loan Party to the extent permitted pursuant to Section 8.2.4;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(j)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;
(k)    Indebtedness of any Loan Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $20,000,000 and which Indebtedness may be secured to the extent such Liens are permitted pursuant to clause (o) of the definition of “Permitted Liens”;
(l)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and
(m)    unsecured Indebtedness of any Loan Party or any Subsidiary thereof not otherwise permitted pursuant to this Section at any time outstanding so long as (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower shall have delivered a Compliance Certificate demonstrating that, as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2 and upon giving effect to the incurrence of such Indebtedness the Consolidated Total Leverage Ratio shall be no greater than 0.25 below the applicable Consolidated Total Leverage Ratio required to be maintained under Section 8.2.14, (iii) such Indebtedness shall not have a maturity date or require mandatory prepayment or redemption earlier than the date that is ninety-one (91) days after the Revolving Credit Maturity Date; and (iv) the material terms and conditions of such Indebtedness shall be no more restrictive than the terms and conditions set forth in this Agreement.
Notwithstanding the foregoing, the aggregate principal amount of all Indebtedness permitted to be incurred pursuant to the foregoing clauses (c), (f), (j) and (k) shall not exceed $50,000,000 at any time outstanding.
8.2.2.    Liens. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3.    [Reserved].
8.2.4.    Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at make any Investments, except:
(a)    trade credit in the ordinary course of business;
(b)    Permitted Investments;
(c)    Investments by the Borrower and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries;
(d)    Guaranties of Indebtedness permitted by this Agreement;
(e)    Investments by (i) any Loan Party in any other Loan Party, (ii) any Subsidiary that is not a Loan Party in any Loan Party or any other Subsidiary that is not a Loan Party and (iii) any Loan Party in any Subsidiary that is not a Loan Party; provided that (A) any investment consisting of loans or advances to any Loan Party pursuant to clause (i) above shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Required Lenders and (B) the aggregate amount of all investments permitted pursuant to clause (iii) above at any time outstanding together with the aggregate amount of any assets permitted to be sold, transferred or leased from or by a Loan Party to any Subsidiary that is not a Loan Party pursuant to Section 8.2.7(g) over the term of this Agreement shall not exceed $20,000,000;
(f)    intercompany accounts receivable and accounts payable arising in the ordinary course of business for services rendered or the purchase or sale of assets among the Borrower and its Subsidiaries to the extent such purchase or sale is not otherwise prohibited under this Agreement;
(g)    Investments by any Loan Party in any Subsidiary that is not a Loan Party as long as the proceeds of such Investment are promptly used by such Subsidiary to consummate a Permitted Acquisition;
(h)    issuances of common Equity Interests in connection with the consummation of Permitted Acquisitions;
(i)    Permitted Acquisitions;
(j)    Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);
(k)    Investments in Joint Ventures; provided, that the aggregate amount of all such Investments shall not at any time exceed $25,000,000 in any fiscal year;
(l)    Investments in the form of Lender Provided Bank Products or Lender Provided Hedge Agreements permitted by Section 8.2.1(a); and
(m)    Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $30,000,000 over the term of this Agreement; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.
Notwithstanding the foregoing, the aggregate principal amount of all Investments permitted to be made pursuant to the foregoing clauses (e), (j) and (m) shall not exceed $50,000,000 at any time outstanding, as reduced by any amounts expended pursuant to clause (k) above in the applicable fiscal year.
8.2.5.    Dividends and Related Distributions and Restricted Payments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of shares of its Equity Interests, on account of the purchase, redemption, retirement or acquisition of shares of its Equity Interests (or warrants, options or rights therefor), except, so long as, immediately before and immediately after giving pro forma effect to any such dividend or other distribution, no Event of Default has occurred and is continuing:
(a)    Each Subsidiary may make payments to the Borrower, the other Loan Parties and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such payment is being made;
(b)    The Borrower and each Subsidiary of the Borrower may issue shares (or warrants, options or rights therefor) pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;
(c)    Each of the Loan Parties may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an aggregate amount not to exceed $20,000,000 per fiscal year;
(d)    Each of the Loan Parties may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(e)    Each of the Loan Parties may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(f)    The Loan Parties may make payments not otherwise permitted pursuant to this Section not exceeding $30,000,000 in the aggregate in any fiscal year of the Borrower.
8.2.6.    Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or division; provided that:
(a)    any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties or the Borrower;
(b)    any Subsidiary may merge with (i) the Borrower, provided further that the Borrower shall be the continuing or surviving person, or (ii) any one or more other Subsidiaries, provided further that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;
(c)    any Subsidiary that is not a Loan Party may liquidate or dissolve if a Responsible Officer of the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and could not reasonably be expected to be disadvantageous to the Lenders;
(d)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided further that if the transferor in such transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and
(e)    the Borrower or any other Loan Party may merge with another Person in connection with a Permitted Acquisition so long as the Borrower (or such Loan Party if the Borrower is not a party to such merger) is the continuing or surviving entity.
8.2.7.    Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease or otherwise transfer or dispose of, or divide, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), except:
(a)    transactions involving the sale of inventory in the ordinary course of business;
(b)    any sale, transfer or lease of assets in the ordinary course of business which are no longer useful or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(c)    any sale, transfer or lease of assets by any Loan Party or any Subsidiary thereof to a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(d)    any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets;
(e)    sales or other dispositions permitted pursuant to Section 8.2.6;
(f)    licenses (with respect to intellectual property and other property), leases or subleases granted to third parties in the ordinary course of business not adversely interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries;
(g)    any sale, lease or transfer of assets from any Loan Party to any Subsidiary that is not a Loan Party; provided that the aggregate amount of all such dispositions pursuant to this clause (g) over the term of this Agreement together with the aggregate amount of all investments made pursuant to Section 8.2.4(e)(iii) at any time outstanding shall not exceed $20,000,000; and
(h)    any sale, transfer or lease of assets not otherwise permitted pursuant to this Section; provided that (i) at the time of sale, transfer or lease of such assets, no Default or Event of Default shall exist or would result from such sale, transfer or lease of such assets, (ii) such sale, transfer or lease of such assets is made for fair market value and the consideration received shall be no less than 75% in cash, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (h) shall not exceed (x) $50,000,000 in any fiscal year of the Borrower, as reduced by any amounts expended pursuant to clause (g) above in the applicable fiscal year, and (y) $200,000,000 during the term of this Agreement.
8.2.8.    Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction (a) is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all Applicable Law or (b) is otherwise permitted by this Agreement.
8.2.9.    [Reserved].
8.2.10.    Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business as conducted by the Loan Parties and the Subsidiaries as of the Closing Date and any line of business reasonably related or incidental thereto.
8.2.11.    [Reserved].
8.2.12.    Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment would be adverse in any material respect to the Lenders.
8.2.13.    [Reserved].
8.2.14.    Maximum Consolidated Total Leverage Ratio. The Loan Parties shall not permit the Consolidated Total Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed (a) 3.50 to 1.00 for the fiscal quarter ending March 31, 2019 through and including the fiscal quarter ending December 31, 2020, (b) 3.25 to 1.00 for the fiscal quarter ending March 31, 2021 through and including the fiscal quarter ending December 31, 2021, and (c) 3.00 to 1.00 for each fiscal quarter thereafter.
8.2.15.    Minimum Interest Coverage Ratio. If, in any given fiscal quarter of the Borrower there were any Facility Outstandings at any time during such fiscal quarter, the Loan Parties shall not permit the Consolidated Interest Coverage Ratio, calculated as of the end of such fiscal quarter for the four fiscal quarters then ended, to be less than 3.50 to 1.0.
8.2.16.    No Burdensome Agreements (including Negative Pledges). Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that (a) limits the ability of (i) any Subsidiary to make any dividends or other distributions to the Borrower or any other Loan Party or to otherwise transfer property to the Borrower or any other Loan Party, (ii) any Subsidiary to Guaranty Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur or suffer to exist Liens on the property or revenues of such Person, whether now owned or hereafter acquired, other than (A) this Agreement and the other Loan Documents, (B) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (C) any agreements governing any purchase money Liens, capital lease obligations or other Permitted Liens otherwise permitted hereby (in which case, other than as otherwise permitted by the second proviso in clause (g) of the definition of Permitted Liens, any prohibition or limitation shall only be effective against the assets (and proceeds thereof) financed thereby), (D) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (E) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries and (b) requires the grant of a Lien to secure the obligation of such Person if a Lien is granted to secure another obligation of such Person.
8.3.    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders):
8.3.1.    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days (or on the date required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available or other extension granted thereunder for the filing of such form) after the end of each of the first three fiscal quarters in each fiscal year (beginning with the fiscal quarter ending March 31, 2019), financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, (subject to normal year-end audit adjustments and the absence of footnotes) and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2.    Annual Financial Statements. As soon as available and in any event within ninety (90) days (or on the date required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available or other extension granted thereunder for the filing of such form) after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2018), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and certified by independent certified public accountants of nationally recognized standing (without any “going concern” or similar qualification or exception).
8.3.3.    Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 and 8.3.2, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.
8.3.4.    Notices.
(a)    Default. Promptly after any Authorized Officer of any Loan Party has knowledge of the occurrence of a Default or an Event of Default, a certificate signed by an Authorized Officer setting forth the details of such Default or Event of Default and the action which such Loan Party proposes to take with respect thereto.
(b)    Litigation. Promptly after any Authorized Officer of any Loan Party has knowledge of any action, suit or proceeding by or before any arbitrator or Official Body against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable likelihood of an adverse determination with respect to the Borrower or any of its Subsidiaries and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.
(c)    Other Notices.
(i)    Concurrently with the delivery of the Compliance Certificate required to be delivered pursuant to Section 8.3.3, if any Loan Party has, during the prior fiscal quarter, filed an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, the Borrower shall provide the Administrative Agent with notice thereof (and, if requested by the Administrative Agent thereafter, shall execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request pursuant to Section 8.1.12 of this Agreement).
(ii)    Concurrently with the delivery of the Compliance Certificate required to be delivered pursuant to Section 8.3.3, the Borrower shall notify the Administrative Agent if it, or the applicable Loan Party, knows that any application or registration relating to any item of the Intellectual Property (as defined in the Security Agreement) with a fair market value in excess of $500,000, could reasonably be expected to become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, or of any adverse final, unappealable determinations (including the institution of, or any final determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding the applicable Loan Party’s ownership of any item of the Intellectual Property with a fair market value in excess of $500,000, its right to register the same or to keep, maintain and enforce the same.
(iii)    At least 10 days’ prior to any Loan Party (a) changes its location (as defined in Section 9 307 of the NYUCC) or (b) changes its legal name (as reflected on the signature pages to this Agreement), the Borrower shall provide notice of such change to the Administrative Agent.
(a)    Erroneous Financial Information. Promptly after an Authorized Officer of any Loan Party has knowledge of an event where the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.
(b)    ERISA Event. Promptly after an Authorized Officer of any Loan Party has knowledge of the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.
(c)    Material Defaults. Promptly after any Authorized Officer of any Loan Party has knowledge of the same, notice of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any material contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect.
(d)    Other Reports. Promptly upon their becoming available to the Borrower:
(i)    SEC Reports; Shareholder Communications. Promptly after the same become publicly available, copies of each annual, regular, periodic and special report, registration statement, proxy, financial statement or other report or communication filed with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(ii)    Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 8.3.1, 8.3.2 and 8.3.4(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Borrower’s website at www.3dsystems.com or the SEC’s Electronic Data Gathering and Retrieval System.
9.    EVENTS OF DEFAULT
9.1.    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1.    Payments Under Loan Documents. The Borrower or any other Loan Party shall fail to pay, when and as required to be paid herein, (i) any principal of any Loan, Reimbursement Obligation or Letter of Credit or Obligation, (ii) within three (3) days after the same becomes due, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fees payable pursuant to Section 2.3, Section 2.9.2 and Section 10.8, or (iii) within five (5) days after the same becomes due, any other amount becoming due and owing hereunder or under the other Loan Documents;
9.1.2.    Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
9.1.3.    Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.1.1, 8.1.5, 8.1.7, 8.1.8, 8.1.11, 8.1.12, 8.2 or 8.3.4;
9.1.4.    Breach of Financial Statement and Compliance Certificate Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.3.1, 8.3.2 or 8.3.3 and such default shall continue unremedied for two (2) Business Days;
9.1.5.    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) knowledge thereof by an Authorized Officer of any Loan Party or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
9.1.6.    Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;
9.1.7.    Final Judgments or Orders. (i) Any final judgments for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by an unaffiliated third party insurer that has not denied coverage) shall be entered against any Loan Party by a court having jurisdiction; or (ii) there is entered against the Borrower or any Subsidiary any one or more orders or non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect, in either case, which order or judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;
9.1.8.    Loan Document Unenforceable; Impairment of Security. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or any Subsidiary thereof in writing or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby, or any Lien or security interest in favor of the Administrative Agent for the benefit of the Secured Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (subject to Permitted Liens);
9.1.9.    Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) Borrower fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to withdrawal liability (including withdrawal liability assessed against the Borrower in its capacity as an ERISA Affiliate of another entity) under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;
9.1.10.    Change of Control. A Change of Control shall occur.
9.1.11.    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party (other than an Immaterial Subsidiary) and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party (other than an Immaterial Subsidiary) institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party (other than an Immaterial Subsidiary) ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
9.2.    Consequences of Event of Default.
9.2.1.    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, the Administrative Agent shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations. In addition, if an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall have, in addition to all rights and remedies provided for in the UCC and Applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Security Agreement and the other Security Documents; and
9.2.2.    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
9.2.3.    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4.    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied, subject to the provisions of Section 2.10 with respect to any Defaulting Lender, as follows:
(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Hedge Agreements and Lender Bank Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Hedge Agreements and Lender Bank Products, in proportion to the respective amounts described in this clause Fourth held by them;
(v)    Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)    Last, the balance, if any, to the Loan Parties or as required by Law.
Excluded Hedge Agreements with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.
10.    THE ADMINISTRATIVE AGENT
10.1.    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints HSBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.2.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, including, without limitation, the Security Documents and its duties thereunder shall be administrative in nature only, whether or not a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under the Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or in the absence of its own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default, and stating that such written notice is a “Notice of Default” or “Notice of Event of Default”, is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender. The Administrative Agent will notify the Lenders and the Issuing Lender of its receipt of any such written notice.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
10.6.    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If HSBC resigns as Administrative Agent under this Section 10.6, HSBC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of HSBC as the retiring Issuing Lender and Administrative Agent and HSBC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by HSBC, if any, outstanding at the time of such succession or make other arrangement satisfactory to HSBC to effectively assume the obligations of HSBC with respect to such Letters of Credit.
10.7.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8.    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a non-refundable fee (the “Administrative Agent’s Fee”) under the terms of the Fee Letter, as amended from time to time.
10.9.    [Reserved].
10.10.    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Sanctions, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10.11.    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.1 for the benefit of all the Lenders and the Issuing Lenders.
10.12.    Administrative Agent May File Proof of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding under any other Applicable Law relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or issued Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)     to file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans, issued Letters of Credit and all other Obligations that are owing and unpaid under the terms of this Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Lenders and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such judicial proceedings; and
(b)     to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator or similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3, 2.9.2 10.8 and 11.3.
10.13.    Collateral and Guaranty Matters.
(a)    The Administrative Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the Liens on the Collateral held for the benefit of the Lenders. The Administrative Agent shall not release any of the Collateral held for the benefit of the Lenders, or any Liens on the Collateral held for the benefit of the Lenders, except: (i) upon the written direction of the Required Lenders; provided that, pursuant to Section 11.1.3, the release of all or substantially all of the Collateral in any transaction or series of transactions prior to Payment in Full shall require the consent of all Lenders (other than Defaulting Lenders); (ii) upon Payment in Full; (iii) for Collateral consisting of a debt instrument if the indebtedness evidenced thereby has been paid in full; or (iv) where such release is expressly permitted under the Loan Documents to which it is a party. To the extent that the Required Lenders waive the provisions of Section 8.2.7 or property is sold, conveyed, assigned or otherwise disposed of as permitted by Section 8.2.7 such property shall be transferred free and clear of any Liens in favor of the Administrative Agent and the Lenders and the Administrative Agent is hereby authorized to take all action reasonably requested by the Borrower to effect the foregoing.
(b)    Subject to the terms of this Agreement, the Administrative Agent agrees to administer and enforce the Security Documents to which it is a party and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, for the benefit of the Secured Parties, as provided in this Agreement, and otherwise to perform its duties and obligations as the Administrative Agent hereunder in accordance with the terms hereof; provided, that the Administrative Agent shall have no duties or responsibilities except those expressly set forth in the Security Documents to which it is a party as Administrative Agent, and no implied covenants or obligations shall be read into any such Security Documents against the Administrative Agent.
(c)    Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, in each case, as specified therein, and such instructions shall be binding upon the Administrative Agent and each of the Secured Parties; provided, that the written instructions of all of the Secured Parties shall be required where expressly provided for herein; provided further that the Administrative Agent shall not be required to take any action which is contrary to any provision of the Security Documents or Applicable Law.
(d)    Notwithstanding any other provision of the Security Documents, in no event shall the Administrative Agent be required to foreclose on, or take possession of, the Collateral, if, in the judgment of the Administrative Agent, such action would be in violation of any Applicable Law pertaining thereto, or if the Administrative Agent reasonably believes that such action would result in the incurrence of liability by the Administrative Agent for which it is not fully indemnified by the Secured Parties.
(e)    The Administrative Agent shall not be responsible to the other Secured Parties for (i) any recital statements, representations or warranties by the Borrower or any of the Secured Parties (other than the Administrative Agent) contained in this Agreement or the Loan Documents, or any certificate or other document delivered by the Borrower, the other Loan Parties or any of the Secured Parties thereunder, (ii) the value, validity, effectiveness, genuineness, enforceability (other than as to the Administrative Agent with respect to such documents to which the Administrative Agent is a party) or sufficiency of this Agreement or any other document referred to or provided for herein or therein or of the Collateral held by the Administrative Agent under the Loan Documents, (iii) the performance or observance by the Borrower, the other Loan Parties or any of the Secured Parties (other than as to itself) of any of their respective agreements contained herein or therein, nor shall the Administrative Agent be liable because of the invalidity or unenforceability of any provisions of this Agreement (other than as to itself) or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder, the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(f)    The Administrative Agent may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Security Documents or in connection herewith and therewith or any other matters relating hereto and thereto.
(g)    Neither the Administrative Agent nor any of its Related Parties shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct, as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(h)    In the event that the Administrative Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Administrative Agent’s sole and absolute discretion may cause the Administrative Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Administrative Agent to incur liability under CERCLA or any other federal, state or local Law, the Administrative Agent reserves the right, instead of taking such action, to either resign as the Administrative Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Administrative Agent, as determined by a final and nonappealable judgment of a court of competent jurisdiction, the Administrative Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Administrative Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Security Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any Person other than the Loan Parties, the Administrative Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
10.14.    Merger. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.
10.15.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole and absolute discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.    MISCELLANEOUS
11.1.    Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.1.1.    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
11.1.2.    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Revolving Credit Maturity Date or the Term Loan Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
11.1.3.    Release of Guarantor or Collateral. Release any Guarantor from its Obligations under Section 3 (except for sales of assets permitted by Section 8.2.7) or release all or substantially all of the Collateral in any transaction or series of related transactions (except as permitted by Section 10.13 or as otherwise specifically permitted or contemplated in this Agreement or the Security Agreement), in each case without the consent of all Lenders (other than Defaulting Lenders); or
11.1.4.    Miscellaneous. Amend Section 5.2, 10.3 or 5.3 or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or change any provision of the definition of Required Lenders, in each case without the consent of all of the Lenders; provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.7. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
11.2.    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
11.3.    Expenses; Indemnity; Damage Waiver.
11.3.1.    Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including, but not limited to, the reasonable and documented out-of-pocket fees and expenses associated with the preparation, due diligence, administration, syndication, travel and all reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel to the Administrative Agent, and, if reasonably necessary, of a single local counsel to the Administrative Agent in each relevant jurisdiction and a single special counsel in each reasonably necessary specialty, and in the case of any conflict of interest, one additional local and/or special counsel (as applicable)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery of the Commitment Letter, this Agreement and the other Loan Documents, the administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder as provided in Section 2.9.2, (c) all out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Arranger any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (i) in connection with the Commitment Letter, this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
11.3.2.    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Arranger (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of the Commitment Letter, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) breach of representations, warranties or covenants of the Borrower under the Commitment Letter or the Loan Documents, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3.3.    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 or 11.3.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger, the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger, the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arranger or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arranger or Issuing Lender in connection with such capacity.
11.3.4.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, in no event shall any Indemnitee be liable, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
11.3.5.    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor and presentation of a reasonably detailed invoice.
11.4.    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, if the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.5.    Notices; Effectiveness; Electronic Communication.
11.5.1.    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, telecopy or electronic communication (and except as provided in Section 11.5.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (a) if to a Lender, to it at its address set forth in its administrative questionnaire, or (b) if to any other Person, to it at its address set forth on Schedule 1.1(A).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopy shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2, shall be effective as provided in such Section.
11.5.2.    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
11.5.3.    Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
11.6.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
11.7.    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of interest with respect to clause (iii) of the definition of Applicable Margin, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 and Section 11.3, shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
11.8.    Successors and Assigns.
11.8.1.    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 11.8.2, (b) by way of participation in accordance with the provisions of Section 11.8.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.8.2.    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)    Minimum Amounts.
(i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(ii)    in any case not described in clause (a)(i) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(b)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(c)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(ii) of this Section 11.8.2 and, in addition:
(i)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(ii)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by a Defaulting Lender;
(iii)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(iv)    the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Swing Loan.
(d)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(e)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(f)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.9, and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4.
11.8.3.    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices at 452 Fifth Avenue, New York, NY 10018 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.8.2 and any written consent to such assignment required by Section 11.8.2, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.8.3.
11.8.4.    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1, 11.1.2, or 11.1.3 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.10.7 (it being understood that the documentation required under Section 5.10.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2; provided that such Participant (A) agrees to be subject to the provisions of Section 5.7 and Section 5.8 as if it were an assignee under Section 11.8.2; and (B) shall not be entitled to receive any greater payment under Sections 5.9 or 5.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.7 and Section 5.8 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.8.5.    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.9.    Confidentiality.
11.9.1.    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.9.2.    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.8.5.
11.10.    Counterparts; Integration; Effectiveness.
11.10.1.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11.    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
11.11.1.    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each Trade Letter of Credit shall be subject to, and in each case to the extent not inconsistent therewith, the Laws of the State of New York.
11.11.2.    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
11.11.3.    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.11.4.    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.11.5.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.12.    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, Loan Parties must provide information to Administrative Agent that enables it to verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
11.13.    No Advisory or Fiduciary Responsibility.
11.13.1.    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
11.13.2.    Each Loan Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower or any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing. Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.
11.14.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(b)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(c)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(i)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:	3D SYSTEMS CORPORATION, a Delaware corporation
By: /s/ Andrew M. Johnson______
Andrew M. Johnson
Executive Vice President, Chief Legal
Officer and Secretary

GUARANTORS:	3D SYSTEMS, INC., a California corporation
By: /s/ Andrew M. Johnson______
Andrew M. Johnson
Executive Vice President, Chief Legal
Officer and Secretary

3D HOLDINGS, LLC,
a Delaware limited liability company
By: 3D SYSTEMS CORPORATION, ITS MANAGER
By: /s/ Andrew M. Johnson______
Andrew M. Johnson
Executive Vice President, Chief Legal
Officer and Secretary

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent
By: /s/ Nimish Pandley______
Nimish Pandley
Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender
By: /s/ Taylor Beringer______
Taylor Beringer
Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By: /s/ Atlee Martz______
Atlee Martz
Vice President

SUNTRUST BANK,
as Lender

By: /s/ Mary K. Lundin______
Mary K. Lundin
Director

FIRST TENNESSEE BANK NATIONAL ASSOCIATION,
as Lender

By: /s/ Todd Warrick______
Todd Warrick
Senior Vice President

FIFTH THIRD BANK,
as Lender

By: /s/ Jose A. Rosado______
Jose A. Rosado
Senior Vice President

SCHEDULE 1.1(A)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Revolving Credit Commitment	Ratable Share
HSBC Bank USA National Association PNC Bank, National Association SunTrust Bank First Tennessee Bank National Association Fifth Third Bank	$100,000,000 $100,000,000 $100,000,000 $100,000,000 $100,000,000	$27,500,000 $22,500,000 $22,500,000 $15,000,000 $12,500,000	27.5% 22.5% 22.5% 15% 12.5%
Total	$100,000,000	$100,000,000	100%
Lender	Amount of Commitment for Term Loans	Term Loan Commitment	Ratable Share
HSBC Bank USA National Association PNC Bank, National Association SunTrust Bank First Tennessee Bank National Association Fifth Third Bank Total	$100,000,000 $100,000,000 $100,000,000 $100,000,000 $100,000,000 $100,000,000	$27,500,000 $22,500,000 $22,500,000 $15,000,000 $12,500,000 $100,000,000	27.5% 22.5% 22.5% 15% 12.5% 100%

SCHEDULE 1.1(A)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:
ADMINISTRATIVE AGENT
Name: HSBC Bank USA, National Association
Address: 452 Fifth Avenue
New York, NY 10018
Attention: Keisha McLaughlin
Telephone: (212) 525-7253/ (212) 525-1529
Telecopy: (917) 229-6659
Electronic Mail: ctlany.loanagency@us.hsbc.com

BORROWER AND EACH GUARANTOR:
Name: 3D Systems Corporation
Address: 333 Three D Systems Circle
Rock Hill, SC 29730
Attention: Vice President, Chief Legal Officer and Secretary

Telephone:	(803) 326-4003

Telecopy:	(803) 326-4796
Electronic Mail: Andrew.johnson@3dsystems.com

Schedule 1.1(B)
Permitted Liens

Debtor	Current Secured Party	Location/Lien Type	Filing Number	Filing Date	Description of Collateral/Tax
3D Systems, Inc.	Bank of the West and Winthrop Resources Corporation	CA-SOS UCC	157500965927	12/23/2015
Winthrop Resources Corporation is the owner of any and all of the assets and property, including, but not limited to, and all of the hardware, equipment, furniture, fixtures, intangibles, licenses and/or software, contained in the filing.

Lease Agreement Number TH120215

3D Systems, Inc.	Bank of the West	CA-SOS UCC	167506681292	01/28/2016	Lease Agreement # TH120215 Lease Schedule # OOlR and scheduled attached to UCC.

3D Systems, Inc.	U.S. Bank Equipment Finance	CA-SOS UCC	167558920043	12/01/2016
4 Copiers together with all replacements, parts, repairs, additions, accessions and accessories incorporated therein or affixed or attached thereto and any and all proceeds of the foregoing, including without limitation, insurance recoveries.

Schedule 1.1(C)
Material Subsidiaries

Legal Entity	Jurisdiction
3D Systems, Inc.	California
Layerwise NV	Belgium
3D Systems GmbH	Germany
Vertex-Dental B.V.	The Netherlands
3D Systems S.A.	Switzerland
Cimatron Ltd.	Israel
Simbionix USA Corporation	Ohio

Schedule 6.1.2
Subsidiaries

Name	Jurisdiction of Incorporation	% Owned
3D Canada Company	Canada	100%
3D Holdings, LLC	Delaware	100%
3D Systems S.A.	Switzerland	100%
3D Systems, Inc.	California	100%
3D European Holdings Ltd.	United Kingdom	100%
3D Latam LLC	Delaware	100%
3D Systems Asia-Pacific Pty Ltd	Australia	100%
3D Systems Benelux B.V.	The Netherlands	100%
3D Systems Corporation	Delaware	100%
3D Systems Europe Ltd.	United Kingdom	100%
3D Systems France SARL	France	100%
3D Systems GmbH	Germany	100%
3D Systems Hong Kong Co., Limited	Hong Kong	100%
3D Systems India, Inc.	Delaware	100%
3D Systems Italia S.r.l.	Italy	100%
3D Systems Industria E Comercio LTDA	Brazil	100%
3D Systems Japan K.K.	Japan	100%
3D Systems Korea, Inc.	Korea	100%
3D Systems Software GmbH	Germany	100%
3D Systems Software srl	Italy	100%
3D Systems, S.A. de C.V.	Mexico	100%
AMT, Inc.	Delaware	100%
Beijing Suntop Technology Co., Ltd.	China	100%
botObjects Ltd	United Kingdom	100%
Cimatron Ltd.	Israel	100%
Cimatron (Beijing) Technologies Co. Ltd.	China	100%
Cimatron Technologies India Pvt. Ltd.	India	100%
Cimatron Technologies, Inc. (Canada)	Canada	100%
Cimatron Technologies, Inc. (USA)	Michigan	100%
Cimatron Gibbs LLC	California	100%
Cimatron SARL	France	100%
Gentle Giant Studios, Inc.	California	100%
Geomagic (Shanghai) Software Co., Ltd.	Shanghai, China	100%
Geomagic, Inc.	Delaware	100%
Korea Cimatron Technologies	Korea	100%
LayerWise NV	Belgium	100%
LayerWise, Inc.	Delaware	100%
Medical Modeling Inc.	Colorado	100%
NextDent B.V.	The Netherlands	100%
OptoForm LLC	Delaware	100%
Phenix Systems	France	100%
Product Development Group LLC	Delaware	100%
Quickparts.com, Inc.	Delaware	100%
Rapidform, Inc.	California	100%
Robtec Ltda	Uruguay	70%
Shanghai Forever Technology & Development Co., Ltd.	China	100%
Simbionix Ltd.	Israel	100%
Simbionix USA Corporation	Ohio	100%
Sint-Tech	France	100%
Three D Sycode India Private Limited	India	100%
Vertex-Dental B.V.	The Netherlands	100%
Vertex-Dental Asia PTE Ltd	The Netherlands	100%
Vertex-Global Holding B.V.	The Netherlands	100%
Vertex International B.V.	The Netherlands	100%
VIDAR Systems Corporation	Virginia	100%
Wuxi Easyway Model Design & Manufacture Co, Ltd.	China	100%
Wuxi Hengxinda Science and Technology Development Co., Ltd.(b)	China	100%
Z Corporation	Massachusetts	100%

Schedule 6.1.14
Environmental Matters
None.

Schedule 8.2.1
Existing Indebtedness

1.
Real Property Lease Agreement dated February 8, 2006, as amended, between Lex Rock Hill LP and 3D Systems Corporation for the office at 333 Three D Systems Circle, Rock Hill, SC 29730, assigned on September 28, 2017 from Lex Rock Hill LP to 3D Fields LLC.

2.	Equipment leases between LayerWise NV and KBC Bank NV.

3.	Equipment leases between LayerWise NV and ES Finance NV.

EXHIBIT 1.1(A)
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): ______________________________

4.	Administrative Agent: HSBC BANK USA, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time), among 3D Systems Corporation, the Guarantors party thereto, the Lenders party thereto, HSBC Bank USA, National Association, as the Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ______________]

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

Consented to and Accepted:

HSBC BANK USA, NATIONAL ASSOCIATION, as
Administrative Agent

By: _________________________________
Name:
Title:

Consented to:

[HSBC BANK USA, NATIONAL ASSOCIATION], as
Issuing Lender

By: ________________________________
Name:
Title:

[PNC BANK NATIONAL ASSOCIATION], as
Issuing Lender

By: ________________________________
Name:
Title:

Consented to:

[3D SYSTEMS CORPORATION, a Delaware corporation]

By: ________________________________
Name:
Title:

ANNEX 1
____________
CREDIT FACILITY
STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [Successors and Assigns] of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 1.1(G)
FORM OF
JOINDER AND ASSUMPTION AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) dated as of _____________, 201_ is by and between __________, a __________ (the “New Subsidiary”), and HSBC Bank USA, National Association, in its capacity as Administrative Agent under that certain Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, modified, supplemented or extended from time to time, the “Credit Agreement”) among 3D Systems Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and HSBC Bank USA, National Association, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Loan Parties are required by Section 8.1.9 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:
1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.
2.    The New Subsidiary hereby represents and warrants to the Administrative Agent, the Lenders that:
(a)    The New Subsidiary’s exact legal name and jurisdiction of formation, incorporation or organization are as set forth on the signature pages hereto.
(b)    The New Subsidiary’s taxpayer identification number and organization number (or, in each case, its foreign equivalent) are set forth on Schedule 1 hereto.
(c)    Schedule 2 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.
3.    The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 1.1(A) to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
4.    This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
5.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.
[NEW SUBSIDIARY]
By:
Name:
Title:
Acknowledged and accepted:
HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent
By:
Name:
Title:

Schedule 1
Taxpayer Identification Number; Organizational Number

Schedule 2
Equity Interests

EXHIBIT 1.1(N)(1)
FORM OF
REVOLVING CREDIT NOTE
$         _____________, 20__
FOR VALUE RECEIVED, the undersigned, 3D SYSTEMS CORPORATION, a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”), the lesser of (i) the principal sum of _____________________________________________________ (US $ __________), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of February 27, 2019, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and HSBC Bank USA, National Association, as the Administrative Agent (the “Administrative Agent”) (as amended, amended and restated, modified, or supplemented from time to time, the “Credit Agreement”), payable on the Revolving Credit Maturity Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided, in the Credit Agreement.
Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, if required by the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.1 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent as provided under the Credit Agreement unless otherwise directed in writing by the holder hereof Administrative Agent, in lawful money of the United States of America in immediately available funds.
This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. To the extent permitted by applicable law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.
This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.
[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
BORROWER:
3D SYSTEMS CORPORATION
By:
Name:
Title:

EXHIBIT 1.1(N)(2)
FORM OF
SWING LOAN NOTE
$15,000,000.00    _______________, 2019
FOR VALUE RECEIVED, the undersigned, 3D SYSTEMS CORPORATION, a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of HSBC BANK USA, NATIONAL ASSOCIATION (the “Lender”), the lesser of (i) the principal sum of FIFTEEN MILLION AND 00/100 DOLLARS (US$15,000,000.00), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of February 27, 2019, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and HSBC Bank USA, National Association, as the Administrative Agent (the “Administrative Agent”) (as amended, amended and restated, modified, or supplemented from time to time, the “Credit Agreement”), payable at the place and time provided in the Credit Agreement, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided, in the Credit Agreement.
Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, if required by the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.1 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent provided in the Credit Agreement, unless otherwise directed in writing by the holder hereof Administrative Agent, in lawful money of the United States of America in immediately available funds.
This Note is one of the Swing Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. To the extent permitted by applicable law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.
This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.
[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
BORROWER:
3D SYSTEMS CORPORATION
By:
Name:
Title:

EXHIBIT 1.1(N)(3)
FORM OF
TERM LOAN NOTE
$     __    _________, 20__
FOR VALUE RECEIVED, the undersigned, 3D SYSTEMS CORPORATION, a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of __________________________ (the “Lender”), the lesser of (i) the principal sum of ___________________________________________ (US $ _________________), or (ii) the aggregate unpaid principal balance of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of February 27, 2019, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and HSBC Bank USA, National Association, as the Administrative Agent (the “Administrative Agent”) (as amended, amended and restated, modified, or supplemented from time to time, the “Credit Agreement”), payable on the Term Loan Maturity Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided, in the Credit Agreement.
Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, if required by the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Term Loans evidenced by this Term Loan Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.1 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent as provided under the Credit Agreement unless otherwise directed in writing by the holder hereof Administrative Agent, in lawful money of the United States of America in immediately available funds.
This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. To the extent permitted by applicable law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.
This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.
[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.
BORROWER:
3D SYSTEMS CORPORATION
By:
Name:
Title:

EXHIBIT 2.5.1
FORM OF
REVOLVING/TERM/SWING LOAN REQUEST

TO:	Name: HSBC Bank USA, National Association
Address: 452 Fifth Avenue
New York, NY 10018
Attention: Keisha McLaughlin
Telephone: (212) 525-7253/ (212) 525-1529
Telecopy: (917) 229-6659
Electronic Mail: ctlany.loanagency@us.hsbc.com

FROM:        3D Systems Corporation, a Delaware corporation (the “Borrower”)

RE:
Credit Agreement (as it may be amended, amended and restated, modified or supplemented, the “Agreement”) dated as of February 27, 2019 by and among the Borrower, the Guarantors now and hereafter party thereto, the Lenders now and hereafter party thereto and HSBC Bank USA, National Association, as the Administrative Agent (the “Administrative Agent”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section [2.5.1][2.5.2] of the Agreement, the undersigned Borrower irrevocably requests [check one line under 1(a) below and fill in blank space next to the line as appropriate]:

1.(a)	__ A new [Revolving Credit Loan][Term Loan][Swing Loan] OR

__ Renewal of the LIBOR Rate Option applicable to an outstanding [Revolving Credit Loan][Term Loan], originally made on _________ __, ____ OR
__ Conversion of the Base Rate Option applicable to an outstanding [Revolving Credit Loan][Term Loan] originally made on ______________ to a Loan to which the LIBOR Rate Option applies, OR
__ Conversion of the LIBOR Rate Option applicable to an outstanding [Revolving Credit Loan][Term Loan] originally made on ___________ __, ___ to a Loan to which the Base Rate Option applies.
SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:
[Check one line under 1(b) below and fill in blank spaces in line next to line]:

1.(b)(i) __
Under the Base Rate Option. Such Loan shall have a Borrowing Date of ____________, __ (which date shall be (i) be (1) one Business Day subsequent to the Business Day of receipt by the Bank by 10:00 a.m. of this Loan Request for making a new [Revolving Credit Loan][Term Loan][Swing Loan] to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a [Revolving Credit Loan][Term Loan] to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

(ii) __
Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date of _____________ (which date shall be (i) (3) three Business Days subsequent to the Business Day of receipt by the Bank by 10:00 a.m. of this Loan Request for making a new [Revolving Credit Loan][Term Loan] to which the LIBOR Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies, or (ii) the same Business Day as the last day of the preceding Interest Period if a [Revolving Credit Loan][Term Loan] to which the LIBOR Rate Option applies is being convert to a Loan to which the Base Rate Option applies).

2.	Such Loan is in the principal amount of U.S. $____________ or the principal amount to be renewed or converted is U.S. $______________
not to be less than $5,000,000 and in increments of $1,000,000 for each Borrowing Tranche to which the LIBOR Rate Option applies and not less than $1,000,000 and in increments of $500,000 for each Borrowing Tranche to which the Base Rate Option applies

3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]:

Such Loan shall have an Interest Period of [one Month, two Months, three Months, or six Months].
__________________________________

B.
As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Agreement; the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty is true and correct in all respects), other than to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty is true and correct in all respects) as of such earlier date; no Default or Event of Default has occurred and is continuing; and the making of such Loan shall not violate any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]
The undersigned certifies to the Administrative Agent, solely in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as to the accuracy of the foregoing.
BORROWER:
3D SYSTEMS CORPORATION
By:
Name:
Title:
Date: _________, 20__

EXHIBIT 5.10.7(A)
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.10.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:

    Title:
Date: ________ __, 20[ ]

EXHIBIT 5.10.7(B)
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.10.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:

    Title:
Date: ________ __, 20[ ]

EXHIBIT 5.10.7(C)
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.10.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:

    Title:
Date: ________ __, 20[ ]

EXHIBIT 5.10.7(D)
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.10.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:

    Title:
Date: ________ __, 20[ ]

EXHIBIT 8.2.1(G)
FORM OF
MASTER INTERCOMPANY PROMISSORY NOTE
(this "Note")

February 27, 2019
Rock Hill, South Carolina

FOR VALUE RECEIVED, 3D System, Inc., a California corporation (the "Maker") promises to pay on demand to the lenders listed on Schedule 1 attached hereto (each, individually, in its capacity as a lender hereunder is referred to herein as a "Payee" and, collectively, the "Payees") the principal amount of all advances made by any such Subsidiary to the Maker from time to time outstanding.

The Maker also promises to pay interest from time to time on the principal amount outstanding under this Note at a rate per annum as shall be agreed upon from time to time by the Maker and each Payee.

Reference is hereby made to that certain Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), entered into by and among 3D Systems Corporation, as a borrower, the Maker, as a guarantor, the other guarantors party thereto from time to time, the lenders party thereto from time to time (each individually referred to herein as a “Lender” and collectively as “Lenders”), and HSBC Bank USA, National Association, as administrative agent for Lenders (in such capacity, “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made on demand in lawful money of the United States of America, unless otherwise agreed upon by the Maker and any Payee, in same day funds to the account of the applicable Payee located at such place as shall be designated in writing for such purpose.

By acceptance of this Note, each Payee acknowledges and agrees that any and all obligations of the Maker under this Note to such Payee shall be subordinate in right of payment to the payment in full of the Obligations under the Credit Agreement; provided, that so long as no Default or Event of Default has occurred and is continuing, the Maker may make payments to such Payee at any time or times and the Maker will not make any payment to such Payee if a Default or Event of Default has occurred and is continuing. Upon any distribution to creditors of the Maker in a liquidation or dissolution of the Maker in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Maker or its property, in an assignment for the benefit of creditors or any marshalling of the Maker's assets and liabilities, (i) holders of the Obligations under the Credit Agreement are entitled to receive payment in full of all obligations due in respect of such Obligations (including interest after the commencement of any such proceeding at the rate specified in the Indebtedness to which such Obligations relate) before any Payee shall be entitled to receive any payment with respect to this Note; and (ii) until all Obligations are paid in full, any distribution to which any Payee would be entitled but for this paragraph shall be made to holders entitled to the benefit of the Obligations, as their interests may appear.

Whenever any payment on this Note shall be declared to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

So long as no Default or Event of Default has occurred and is continuing, the obligations of the Maker arising under this Note may be prepaid in whole or in part at any time without penalty or premium.

In no event shall any interest be payable under this Note to the extent that the payment thereof would be prohibited by Applicable Law.

The Maker hereby acknowledges and agrees that this Note amends and restates in its entirety each and every other promissory note heretofore executed by the Maker in favor of such Payee.

THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE. THE MAKER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO ACCEPT THIS NOTE.

The right to plead any and all statutes of limitations as a defense to demand hereunder is hereby waived to the extent permitted by law. The Maker, for itself and its successors and assigns, waives presentment, protest and notice thereof or of dishonor, and waives the right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed and delivered by its duly authorized officer or authorized representative, as of the day and year and at the place first written above.

3D SYSTEMS, INC.

By: ________________________________
Name:
Title:

Schedule 1

Payees

1.	3D Canada Company

2.	3D Systems S.A.

3.	3D European Holdings Ltd.

4.	3D Latam LLC

5.	3D Systems Asia-Pacific Pty Ltd

6.	3D Systems Benelux B.V.

7.	3D Systems Europe Ltd.

8.	3D Systems France SARL

9.	3D Systems GmbH

10.	3D Systems Hong Kong Co., Limited

11.	3D Systems India, Inc.

12.	3D Systems Italia S.r.l.

13.	3D Systems Industria E Comercio LTDA

14.	3D Systems Japan K.K.

15.	3D Systems Korea, Inc.

16.	3D Systems Software GmbH

17.	3D Systems Software srl

18.	3D Systems, S.A. de C.V.

19.	AMT, Inc.

20.	Beijing Suntop Technology Co., Ltd.

21.	botObjects Ltd

22.	Cimatron Ltd.

23.	Cimatron (Beijing) Technologies Co. Ltd.

24.	Cimatron Technologies India Pvt. Ltd.

25.	Cimatron Technologies, Inc. (Canada)

26.	Cimatron Technologies, Inc. (USA)

27.	Cimatron Gibbs LLC

28.	Cimatron SARL

29.	Gentle Giant Studios, Inc.

30.	Geomagic (Shanghai) Software Co., Ltd.

31.	Geomagic, Inc.

32.	Korea Cimatron Technologies

33.	LayerWise NV

34.	LayerWise, Inc.

35.	Medical Modeling Inc.

36.	NextDent B.V.

37.	OptoForm LLC

38.	Phenix Systems

39.	Product Development Group LLC

40.	Quickparts.com, Inc.

41.	Rapidform, Inc.

42.	Robtec Ltda

43.	Shanghai Forever Technology & Development Co., Ltd.

44.	Simbionix Ltd.

45.	Simbionix USA Corporation

46.	Sint-Tech

47.	Three D Sycode India Private Limited

48.	Vertex-Dental B.V.

49.	Vertex-Dental Asia PTE Ltd

50.	Vertex-Global Holding B.V.

51.	Vertex International B.V.

52.	VIDAR Systems Corporation

53.	Wuxi Easyway Model Design & Manufacture Co, Ltd.

54.	Wuxi Hengxinda Science and Technology Development Co., Ltd.(b)

55.	Z Corporation

EXHIBIT 8.3.3
FORM OF
COMPLIANCE CERTIFICATE
This certificate is delivered pursuant to Section 8.3.3 of that certain Credit Agreement dated as of February 27, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among 3D Systems Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto (the “Guarantors”), the Lenders from time to time party thereto (the “Lenders”) and HSBC Bank USA, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.
The undersigned officer,                 , the          [President/Chief Executive Officer/Chief Financial Officer] of the Borrower, does hereby certify, solely in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the quarter/year ended     , 20     (the “Report Date”), as follows:

1.    Maximum Consolidated Total Leverage Ratio (Section 8.2.14). As of the Report Date, the Maximum Consolidated Total Leverage Ratio (as calculated on Schedule 1) of _.__ to 1.00 is not greater than (a) 3.50 to 1.00 for the fiscal period ending March 31, 2019 through and including the fiscal quarter ending December 31, 2020, (b) 3.25 to 1.00 for the fiscal quarter ending March 31, 2021 through and including the fiscal quarter ending December 31, 2021, and (c) thereafter, 3.00 to 1.00, in each case as required in Section 8.2.14 of the Credit Agreement.
[2.    Minimum Interest Coverage Ratio (Section 8.2.15). As of the Report Date, the Consolidated Interest Coverage Ratio (as calculated on Schedule 1) of _.__ to 1.00 is not less than 3.50 to 1.00 as required in Section 8.2.15 of the Credit Agreement.]
[2.][3.] Default or Event of Default. No Default or Event of Default has occurred and is continuing or exists as of the date hereof.

[3.][4.] Additional Collateral. [SELECT ONE] [Attached hereto as Schedule 2 is the] -- OR -- [There is no] additional Collateral required to be disclosed in Annex III, IV, V, VI, VII or VIII of the Security Agreement from the Closing Date or from the date the most recent Compliance Certificate has been delivered.

[[4.][5.] Intellectual Property. Attached hereto as Schedule [2][3], for the fiscal quarter ended __, 20__, is a list of any application or registration relating to any item of the Intellectual Property (as defined in the Security Agreement) with a fair market value in excess of $500,000, which could reasonably be expected to become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, or of any adverse final, unappealable determinations (including the institution of, or any final determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding the applicable Loan Party’s ownership of any item of the Intellectual Property with a fair market value in excess of $500,000, its right to register the same or to keep, maintain and enforce the same.]
[SIGNATURES FOLLOW]

SIGNATURE PAGE 1 OF 1 TO
COMPLIANCE CERTIFICATE
IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of _____________, 20__.
BORROWER:
3D SYSTEMS CORPORATION
By:
Name:
Title:

Schedule 1
Calculations of Financial Covenants
1.    Consolidated EBITDA

(i)	net income		$_____________
(ii)	to the extent deducted in determining net income for such period
	(a)	Depreciation and amortization	$_____________
	(b)	other non-cash charges to net income and non-cash expenses (including, but not limited to, non-cash stock-based compensation expenses)	$_____________
	(c)	interest expense	$_____________
	(d)	income tax expense	$_____________
(e)
one time and non-recurring third-party transaction fees, costs, and expenses directly incurred and paid in cash in connection with the consummation of any Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement
$_____________
(f)
one time and non-recurring cash consolidation or restructuring charges, integration costs and Costs Savings and Synergies incurred in connection with any Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement and which Cost Savings and Synergies are hereby certified to be costs savings and synergies for such period reflective of actual or reasonably anticipated costs savings and synergies expected to be realized or achieved in the twelve months following the action or event giving rise thereto, net of the amount of actual benefits realized during such period from such action or event, as determined in good faith and which are directly attributable to the Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement, expected to have a continuing impact and factually supportable, in each case determined on a basis consistent with Article 11 of Regulation S-X
$_____________
	(g)	other one time or extraordinary cash charges	$_____________
(iii)	non-cash credits to net income		$_____________
(iv)	Consolidated EBITDA [(i) + (ii)(a) + (ii)(b) + (ii)(c) + (ii)(d) + (ii)(e) + (ii)(f) + (ii)(g) – (iii)]		$_____________
2.    Consolidated Total Funded Indebtedness

(a)
outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments
$_____________
(b)	all purchase money Indebtedness	$_____________
(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$_____________
(d)
all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP)
$_____________
(e)	Indebtedness in respect of capital leases and Synthetic Lease Obligations	$_____________
(f)	net obligations of such Person under any Hedge Agreement	$_____________
(g)	any Guaranty with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary	$_____________
(h)
all Indebtedness of the types referred to in (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
$_____________
(i)	Consolidated Total Funded Indebtedness [(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h)]	$_____________
3.    Consolidated Total Leverage Ratio

(a)	Consolidated Total Funded Indebtedness (2(i) above)	$_____________
(b)	Consolidated EBITDA (1(iv) above)	$_____________
(c)	Consolidated Total Leverage Ratio [(a)/(b)]	___________:1.0
4.    Consolidated Interest Coverage Ratio

(a)	Consolidated EBITDA (1(iv) above)	$_____________
(b)	cash interest expense	$_____________
(c)	Consolidated Interest Coverage Ratio [(a)/(b)]	___________:1.0

[Schedule 2]
Updated Annexes to Security Agreement
[See attached.]

[Schedule [2][3]]
Intellectual Property
[See attached.]

US_ACTIVE-144767176